Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

OREXIGEN THERAPEUTICS, INC.,

SELLER,

and

NALPROPION PHARMACEUTICALS, INC.,

PURCHASER

DATED AS OF APRIL 23, 2018

i

Exhibits

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of Intellectual Property Assignment

Schedules

Schedule 2.1(c) – Leased Real Property

Schedule 2.1(d) – Acquired Intellectual Property

Schedule 2.1(f) – Governmental Authorizations

Schedule 2.2(k) – Specifically Excluded Assets

Schedule 2.3(f) – Other Assumed Liabilities

Schedule 5.12(a)(ii) – Contract & Cure Schedule

Schedule 5.18 – Intercompany Accounts

Seller Disclosure Schedules

Schedule 3.4 – Title to Assets, Liens

Schedule 3.5 – Claims, Litigation and Disputes

Schedule 3.6(a) – Listing of Noncompliance with Laws; Permits and Licenses

Schedule 3.8 – Contracts

Schedule 3.9(a) – Company Owned Intellectual Property, Company Used Intellectual Property and IP Agreements

Schedule 3.9(b) – Intellectual Property Claims Brought Against the Seller

Schedule 3.11 – Leased Real Property

Schedule 3.15(a) – Employee Plans

Schedule 3.15(c) – Other Employee Matters

Schedule 3.16 – Absence of Certain Changes

Schedule 5.2 – Operation of the Business

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2018, by and between Orexigen Therapeutics, Inc., a Delaware corporation (the “Seller”), and Nalpropion Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Seller, together with Orexigen Therapeutics Ireland, Limited, a limited company formed under the laws of Ireland (“Orexigen Ireland”), and Orexigen Therapeutics Ireland, LLC, a Delaware limited liability company (together with Orexigen Ireland, the “Purchased Subsidiaries” and the Purchased Subsidiaries together with the Seller, the “Seller Companies”), is a biopharmaceutical company focused on the development and commercialization of pharmaceutical products and product candidates for the treatment of obesity (the “Business”);

WHEREAS, on March 12, 2018, the Seller filed a voluntary petition (the “Petition”) for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 18-10518), and is operating and managing its businesses as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, subject to and upon the terms and conditions herein, the Seller desires to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, all of the Purchased Assets (as defined below);

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order (as defined below) approving such sale free and clear of all Liens and Claims, all as more specifically provided in this Agreement, and in accordance with sections 105, 363 and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Bidding Procedures Order (as defined below); and

WHEREAS, the Seller and the Purchaser have negotiated in good faith and at arm’s length for the purchase and sale of the Purchased Assets, the assumption of certain Liabilities associated therewith and for certain bid protections in connection therewith, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1    Definitions. For the purposes of this Agreement:

“Acquired Intellectual Property” has the meaning set forth in Section 2.1(d).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, under no circumstance will the Purchaser and the Seller be deemed Affiliates of one another notwithstanding the possession by the Purchaser (whether or not exercised) of any rights of control with respect to the Seller.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.7(a).

“Allocation Statement” has the meaning set forth in Section 2.7(a).

“Alternative Transaction” means any transaction or series of related transactions (other than pursuant to this Agreement), whether effectuated pursuant to a merger, consolidation, tender offer, exchange offer, share exchange, amalgamation, stock acquisition, asset acquisition, business combination, restructuring, recapitalization, liquidation, dissolution, joint venture or similar transaction, whether or not proposed by the Seller, pursuant to which the Seller: (i) accepts a Qualified Bid, other than that of the Purchaser or its Affiliates, as the highest or otherwise best offer; or (ii) sells, transfers, leases or otherwise disposes of, directly or indirectly, including through an acquisition, asset sale, stock sale, purchase, merger, reorganization, recapitalization or other similar transaction with or involving any equity securities in the Seller or other interests in the Purchased Assets, including a stand-alone plan of reorganization, plan of liquidation, or refinancing, all or substantially all of the Purchased Assets (or agrees to any of the foregoing) in a transaction or series of transactions to a party or parties other than the Purchaser or its Affiliates.

“Asset Option” has the meaning set forth in Section 5.10(h).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.9(a)(ii).

“Assumed Contracts” has the meaning set forth in Section 2.1(e).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Effective Date” has the meaning set forth in Section 5.12(a).

“Assumption Procedures” means the procedures for the assumption and assignment of Executory Contracts as contemplated in this Agreement, the Bidding Procedures and the Bidding Procedures Order.

“Auction” means the bankruptcy auction of the Seller’s assets, conducted by the Seller pursuant to the Bidding Procedures Order.

“Back-Up Bidder” has the meaning set forth in Section 5.13.

“Back-Up Period” has the meaning set forth in Section 5.13.

“Balance Sheet” has the meaning set forth in Section 3.12.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bidding Procedures” means the procedure governing the solicitation of bids and the conduct of the Auction for the Purchased Assets under the supervision of the Bankruptcy Court which are attached to the Bidding Procedures Order.

“Bidding Procedures Order” means the order entered by the Bankruptcy Court on April 23, 2018, approving the Bidding Procedures (Dkt. No. 18-10518 (KG)).

“Bill of Sale” has the meaning set forth in Section 2.9(a)(i).

“Break-Up Fee” has the meaning set forth in Section 7.3.

“Budget” has the meaning set forth in the Debtor in Possession Credit and Security Agreement, dated as of March 12, 2018 (the “DIP Loan Agreement”), by and among the Seller, Wilmington Trust, National Association, as DIP Administrative Agent (the “DIP Administrative Agent”), and the DIP Lenders party thereto from time to time.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York are closed either under applicable Law or action of any Governmental Authority.

“Business Payments” has the meaning set forth in Section 5.15.

“Cash Amount” has the meaning set forth in Section 2.5.

“Chapter 5 Actions and Claims” means, with respect to any Person, all avoidance actions, claims or causes of action that constitute property of such Person’s bankruptcy estate under section 541 of the Bankruptcy Code, including claims and causes of action under chapter 5 of the Bankruptcy Code or any other applicable law, and all proceeds therefrom.

“Chapter 11 Case” means the case to be commenced by the Seller under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (Case No. 18-10518).

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any rules or regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations promulgated thereunder.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between any Seller Company and any labor organization or other authorized employee representative representing Service Providers.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Seller Company.

“Company Used Intellectual Property” means all right, title and interest of any Seller Company in all Intellectual Property owned or controlled by a Third Party that is (i) licensed or sublicensed to such Seller Company or for which such Seller Company has obtained a covenant not to be sued or (ii) otherwise used or held for use in connection with the Business.

“Confidential Information” means any information that is not generally known to the public and that is or has been used, developed or obtained by the Seller and its Affiliates to the extent it relates to the Business, the Purchased Assets or the Assumed Liabilities, including: (i) products or services; (ii) fees, costs and pricing structures; (iii) designs and specifications; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including electronic mail, operating systems, applications and program listings; (vii) flow charts, transaction summaries and models, manuals and documentation; (viii) databases; (ix) financial reports, investment summaries, and accounting and business methods; (x) ideas, formulas, compositions, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) supplier, customers and clients and supplier, customer, contact or client lists and other marketing data or plans; (xii) know-how; (xiii) manufacturing and production processes and techniques; (xiv) research and development information; (xv) files and records; and (xvi) all similar and related information in whatever form, except that Confidential Information will not include any information that has been published in a form generally available to the public, other than as a result of a disclosure by the parties hereto or their respective representatives.

“Contract” means any contract, agreement, arrangement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation.

“Contract & Cure Schedule” has the meaning set forth in Section 5.12(a).

“Copyrights” means all copyrights (whether or not registered), copyrightable works and all other corresponding rights, including copyrights in software and in the content contained on any Web site, and registrations and applications for any of the foregoing in any jurisdiction, and all derivative works, moral rights, renewals, extensions, reversions or restorations associated with any of the foregoing.

“Cure Amount” means, for any Executory Contract, the amount required to be paid under section 365 of the Bankruptcy Code to effectuate the assumption and assignment of such Executory Contract by the Seller to the Purchaser, as determined by the agreement of the parties to such Executory Contract or by Order of the Bankruptcy Court.

“Customer Financial Incentives” means any rebates, chargebacks, credits, product returns, patient savings card benefits, wholesaler fees and other financial incentives relating to any product that was sold in the conduct of the Business.

“Employee Information Document” has the meaning set forth in Section 3.15(d).

“Employees” has the meaning set forth in Section 5.3(a).

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by any Seller Company for the current or future benefit of any current or former Service Provider or (y) for which any Seller Company has any direct or indirect liability.

“Environmental Law” means any Law concerning: (i) the treatment, disposal, emission, discharge, Release or threatened Release of, or exposure to, Hazardous Material; (ii) human health and safety, or (iii) the protection of the environment (including natural resources, air and surface or subsurface land or waters or wildlife).

“Equity Commitment Letter” has the meaning set forth in Section 4.5.

“Equity Financing” has the meaning set forth in Section 4.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Executory Contract” means a Contract that is an “executory contract” or “unexpired lease”, as such terms are used in section 365 of the Bankruptcy Code.

“Expense Reimbursement” has the meaning set forth in Section 7.3.

“Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction: (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further appeal or rehearing thereon; (ii) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) as to which no stay is in effect; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024(b) shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within fourteen (14) calendar days of the entry of the order at issue. In the case of (i) the Sale Order, a Final Order shall also consist of an order as to which an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, but as to which the Purchaser, in its sole and absolute discretion, elects to proceed with Closing, and (ii) any other order that is required hereunder to be a Final Order, a Final Order shall also consist of an order as to which an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, but as to which the Purchaser, in its sole and absolute discretion, elects to proceed.

“Fundamental Representations” means each of the representations and warranties contained in Section 3.2, Section 3.3(a), the first sentence of Section 3.4 and Section 3.17.

“Governmental Authority” means any: (i) nation, region, state, county, city, town, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (iv) multinational organization exercising judicial, legislative or regulatory power; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, Permit, registration or other authorization issued or granted by any Governmental Authority.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under, or is otherwise regulated by, any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (i) all Patents; (ii) all Copyrights; (iii) all mask works, mask work registrations and mask work applications and all other corresponding rights; (iv) all Trademarks; (v) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (vi) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (vii) all databases and data collections; (viii) all licenses and permits to the extent transferable; (ix) all other intellectual property rights; and (x) all rights to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Intellectual Property Assignment” has the meaning set forth in Section 2.9(a)(iv).

“IP Agreements” means all Contracts (including outstanding decrees, orders, judgments, settlement agreements, or stipulations) to which any Seller Company is a party which contain provisions: (i) granting to any Person rights in Company Owned Intellectual Property or Company Used Intellectual Property; (ii) granting to any Seller Company any rights in Company Used Intellectual Property; (iii) consenting to another Person’s use of Company Owned Intellectual Property or Company Used Intellectual Property, or covenanting not to sue any Person for infringement, misappropriation or any other violation of any such Intellectual Property; or (iv) restricting any Seller Company’s use of Company Owned Intellectual Property or any Company Used Intellectual Property.

“IRS” means the Internal Revenue Service.

“Judgment” means any Order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge of the Seller” or “the Seller’s Knowledge” means: (i) the actual knowledge of Michael Narachi, Thomas Cannell, Peter Flynn, Thomas Lynch and Monica Forbes after due inquiry into the facts or circumstances supporting any representation, warranty or statement qualified by such terms; and (ii) all such knowledge as would reasonably be obtained by any current executive officer of any Seller Company, for the time period of his tenure, in the discharge of such officer’s duties.

“Law” means any applicable federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Leased Real Property” has the meaning set forth in Section 2.1(c).

“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Lien” means any possessory or non-possessory lien, license (other than with respect to any Company Used Intellectual Property), encumbrance or charge against or other interest in any property or assets, whether voluntary or involuntary and whether statutory or contractual, including any mortgage, deed of trust, deed to secure debt, pledge, assignment, hypothecation, security interest, attachment, judgment, levy, conditional sale agreement, right of first refusal, right of first offer or other arrangement, and including any agreement to give any of the foregoing.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, individually or in the aggregate, a material adverse effect on: (i) the financial condition or results of operations of the Business, taken as a whole; (ii) the condition or value of any material portion of the Purchased Assets or the Assumed Liabilities; or (iii) the ability of the Seller to consummate timely the transactions contemplated by this Agreement; provided, however, that in the case of clauses (i) and (ii), none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect, and that in the case of clause (iii), none of clause (F), (G) or (H), either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter to the extent resulting from or related to: (A) any outbreak or escalation of war or major hostilities or any act of terrorism; (B) changes in Laws, United States generally accepted accounting principles or enforcement or interpretation thereof; (C) changes that generally affect the industries and markets in which the Seller operates; (D) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions; (E) any failure, in and of itself, of the Seller to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (provided that the underlying causes of such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (F) any action required to be taken or not taken pursuant to or in accordance with this Agreement or at the express written request of, or expressly consented to in writing by, the Purchaser; (G) the filing or continuation of the Chapter 11 Case or any action approved by the Bankruptcy Court (or any other Governmental Authority in connection with any such Proceeding); or (H) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing (provided that this clause (H) shall not apply to any representation, warranty, covenant or agreement intended to address the consequences of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement), in each of clauses (A), (B), (C) and (D) to the extent that such event, change, circumstance, effect or matter does not disproportionately affect the Seller compared to other companies that are principally engaged in the Business.

“Materials of Environmental Concern” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Non-Proration Items” has the meaning set forth in Section 9.2.

“Order” means any writ, judgment, decree, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Authority (in each case whether preliminary or final).

“Orexigen Ireland” has the meaning set forth in the Recitals.

“Orexigen Ireland Securities” has the meaning set forth in Section 3.17(b).

“Orexigen Ireland Shares” has the meaning set forth in Section 2.1(m).

“Orexigen Ireland Subsidiary Securities” has the meaning set forth in Section 3.17(d).

“Other Seller Taxes” has the meaning set forth in Section 9.2.

“Outside Date” has the meaning set forth in Section 5.10(b)(ii).

“Patent” means all national and multinational statutory invention registrations, patents and patent applications of any type issued or applied for in any jurisdiction, including all industrial designs, provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application.

“Permit” means all permits, licenses, consents, approvals, franchises, accreditations, certifications, easements, rights of way and authorizations related to the operation of the Business.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Petition” has the meaning set forth in the Recitals.

“Petition Date” means March 12, 2018, the date the Petition was filed with the Bankruptcy Court.

“Post-Closing Access and Cooperation Period” has the meaning set forth in Section 10.15(a).

“Prepaid Expenses” means all prepaid charges and expenses of the Seller to the extent related to the Excluded Assets.

“Previously Omitted Contract” has the meaning set forth in Section 5.12(e).

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proration Items” has the meaning set forth in Section 9.2.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Inventory” has the meaning set forth in Section 2.1(a).

“Purchased Subsidiaries” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified Bid” means competing bids that are submitted in accordance with the Bidding Procedures and Bidding Procedures Order.

“Receivables” has the meaning set forth in Section 2.1(l).

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.

“Sale Hearing” means the hearing to be conducted by the Bankruptcy Court to approve this Agreement and seeking entry of the Sale Order.

“Sale Order” means, collectively, one or more orders of the Bankruptcy Court in form and substance acceptable to the Purchaser and the Seller: (i) approving the sale of the Purchased Assets (and the assumption and assignment of the Assumed Contracts) to the Purchaser free and clear of all Claims and Liens pursuant to section 363(f) of the Bankruptcy Code, on the terms and conditions set forth in this Agreement; (ii) approving the Back-Up Bidder chosen at the

Auction and the asset purchase agreement submitted by such Back-Up Bidder; (iii) authorizing consummation of the transactions contemplated hereby; (iv) containing a finding that the transactions contemplated by this Agreement are undertaken by the Seller and the Purchaser (solely in its capacity as such) at arm’s length, without collusion and in good faith by the Purchaser within the meaning of section 363(m) of the Bankruptcy Code; (v) assuring that the Purchaser will not be subject to successor liability for any claims or causes of action of any kind or character against the Seller, whether known or unknown, unless expressly assumed as an Assumed Liability pursuant to this Agreement; (vi) authorizing the Purchaser to freely own and operate the Purchased Assets; (vii) providing that the Bankruptcy Court shall retain jurisdiction to hear any disputes arising in connection with the transactions contemplated by this Agreement, and (viii) permitting the Purchaser to waive, in its sole discretion, the 14-day stay period under Rule 6004(h) of the Federal Rules of Bankruptcy Procedure.

“Schedule” means a schedule included in the Seller Disclosure Schedule and the other schedules attached hereto; provided, however, that in the event the Purchaser and the Seller agree for the Purchaser to exercise the Asset Option pursuant to Section 5.10(h), the Schedules may be updated to reflect such exercise in accordance with Section 5.10(h).

“Seller” has the meaning set forth in the Preamble.

“Seller Companies” has the meaning set forth in the Recitals.

“Seller Disclosure Schedule” has the meaning set forth in Article 3.

“Seller Names and Marks” means any and all (i) Trademarks of each Seller Company, including all names, marks and logos set forth on Schedule 3.9(a) and the name and mark “Orexigen Therapeutics” and all design marks and logos therefor and (ii) Trademarks derived from, confusingly similar to or including any of the foregoing.

“Service Provider” means any director, officer, employee or individual independent contractor of any Seller Company.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which equity securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held directly or indirectly by the specified Person. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Seller. Notwithstanding the foregoing, under no circumstance will the Seller be deemed a Subsidiary of the Purchaser notwithstanding the possession by the Purchaser (whether or not exercised) of any rights of control with respect to the Seller.

“Successful Bidder” means the bidder who shall have submitted the highest or otherwise best bid at the conclusion of the Auction in accordance with the Bidding Procedures and Bidding Procedures Order.

“Supplement” has the meaning set forth in Section 5.14.

“Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.

“Tax” means: (i) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including Taxes under section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority; (ii) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute; and (iii) any Liability for the Taxes of another Person.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person and/or group of Persons other than the Seller, the Purchaser or any of their respective Affiliates.

“Trademarks” means all trademarks, trade names, service marks, designs, logos, brand names, certification marks, corporate names, trade dress, emblems, signs or insignia, slogans, Internet addresses and domain names, other similar designations of source or origin and general intangibles of like nature, any derivations of any of the foregoing, and all registrations and applications for registrations pertaining to any of the foregoing (including any intent to use applications, supplemental registrations and any renewals or extensions of any of the foregoing), and all goodwill associated with any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 9.1.

“Transferred Employees” has the meaning set forth in Section 5.3(a).

“Welfare Plans” has the meaning set forth in Section 5.3(b).

Section 1.2    Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,”

“includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date, except with respect to any Contract or other document described in the Seller Disclosure Schedule.

ARTICLE 2

THE TRANSACTION

Section 2.1    Sale and Purchase of Purchased Assets. In accordance with the provisions of this Agreement and the Sale Order, and except as set forth in Section 2.2, at the Closing, the Seller will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to all of the properties and assets of the Seller held or used in or arising from the conduct of the Business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, free and clear of all Liens and Claims other than the Assumed Liabilities, including the following (all of the assets to be sold, conveyed, assigned, transferred or delivered to the Purchaser are referred to as the “Purchased Assets”):

(a)    Inventory. All raw materials (including all active pharmaceutical ingredients), work in process, components, packaging and labeling materials, supplies, finished goods and other inventory, regardless of where located (the “Purchased Inventory”);

(b)    Equipment. All furniture, fixtures, equipment, and other personal property owned, leased, licensed, used or held for use in the Business, including all trade fixtures, supplies, computer and other information technology equipment, applications, systems and motor vehicles, including any substitutions or replacements thereof made in accordance with this Agreement between the date of this Agreement and the Closing Date, regardless of where located;

(c)    Real Property. All rights in respect of the leased real property set forth on Schedule 2.1(c) to the extent the underlying lease is an Assumed Contract (the “Leased Real Property”);

(d)    Intellectual Property. All Company Owned Intellectual Property, including (i) all Seller Names and Marks and (ii) Patents, Copyrights and Trademarks and other Intellectual Property set forth on Schedule 2.1(d) (collectively, the “Acquired Intellectual Property”);

(e)    Contracts. All Executory Contracts (including IP Agreements of the Seller) assumed by the Seller and assigned to the Purchaser pursuant to Section 5.12 (collectively, the “Assumed Contracts”); provided, however, that if any Assumed Contract is recharacterized by a Final Order to not be an Executory Contract, then the real property or personal property that is subject to such Assumed Contract shall be a Purchased Asset;

(f)    Authorizations. All Governmental Authorizations, including those Governmental Authorizations set forth on Schedule 2.1(f);

(g)    Correspondence. All correspondence with or to any Governmental Authority (including letters, minutes and official contact reports relating to any communications with any Governmental Authority), including (i) all regulatory submissions with respect to any product, and (ii) all original dossiers with respect to any Governmental Authorizations for any product;

(h)    Advertising Materials. All advertising, marketing, sale and promotional files and materials (including any television, radio and print content and materials), point of sale materials and Web site content (together with all source code, design notes and design documents associated therewith solely to the extent it is Company Owned Intellectual Property), including all Company Owned Intellectual Property therein;

(i)    Books and Records. All books, records, files and papers, client and customer lists, supplier and vendor lists, purchase orders, sales and purchase invoices, production reports, information and records, personnel and employment records, and financial and accounting records, that are within the Seller’s control or readily accessible to the Seller;

(j)    Claims. All claims, rights, credits, causes of action, defenses and rights of set-off against Third Parties, including any commercial tort claims and unliquidated rights under manufacturers’ and vendors’ warranties and any Chapter 5 Action and Claim related to the Purchased Assets including, the Receivables being purchased hereunder;

(k)    Insurance. All insurance policies, excluding those for the benefit of officers and directors of the Seller, subject to Section 2.11, and all insurance claims and proceeds other than Excluded Assets;

(l)    Receivables. All accounts receivable and other receivables (together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto), and all causes of action pertaining to the collection of the foregoing, including any intercompany receivables due to the Seller from the Purchased Subsidiaries or from any other Subsidiary of the Seller (provided that at the Purchaser’s sole election, any such intercompany receivable may be terminated or reinstated at the Closing pursuant to Section 5.18) (“Receivables”); and

(m)    Orexigen Ireland. One hundred percent (100%) of the equity interests in Orexigen Ireland (the “Orexigen Ireland Shares”).

Section 2.2    Excluded Assets. Notwithstanding the terms of Section 2.1, the Seller will retain and will not sell, convey, assign, transfer or deliver to the Purchaser, and the Purchaser will not purchase or acquire, and the Purchased Assets do not include, any of the following assets described below (the “Excluded Assets”):

(a)    Contracts. All Contracts that are not assumed by the Seller and assigned to the Purchaser pursuant to Section 5.12 (each, an “Excluded Contract”);

(b)    Books and Records. All minute books and records, stock ledgers, Tax records and all other materials that the Seller is required by Law to retain or primarily relating to an Excluded Asset or Excluded Liability; provided, however, that the Seller shall provide the Purchaser with reasonable access to and copies of any such materials;

(c)    Insurance. All insurance claims and proceeds to the extent related to the Excluded Assets and Excluded Liabilities;

(d)    Claims. All rights, claims or causes of action of the Seller to the extent relating to any Excluded Assets or Excluded Liability;

(e)    Chapter 5 Actions and Claims. All Chapter 5 Actions and Claims not constituting Purchased Assets pursuant to Section 2.1(j);

(f)    Estate Claims. All estate claims of the Seller (except to the extent constituting Purchased Assets pursuant to Section 2.1(j));

(g)    Accounts and Deposits. All: (i) cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items, and (ii) deposits, pre-payments, refunds, rebates, credits and similar items, including rent and utility deposits, prepaid rent and all other prepaid charges and expenses, attributable to any period of time (or portion thereof) ending on or prior to the Closing Date;

(h)    Prepaid Expenses. All Prepaid Expenses;

(i)    Tax Refunds. All rights to refunds, rebates, credits or similar benefits relating to Taxes and other governmental charges of whatever nature attributable to any period of time (or portion thereof) ending on or prior to the Closing Date;

(j)    This Agreement. All of the Seller’s rights under this Agreement and all agreements ancillary to this Agreement (including payments comprising part of the Purchase Price); and

(k)    Specifically Excluded Assets. All assets specifically listed as Excluded Assets on Schedule 2.2(k).

Section 2.3    Assumed Liabilities. In accordance with the provisions of this Agreement and the Sale Order, at the Closing, the Purchaser will assume and pay or perform and discharge when due only the following Liabilities of the Seller, in each case other than the Excluded Liabilities, and no other Liabilities (the “Assumed Liabilities”), and except for the Assumed Liabilities, the Purchaser shall not be deemed to have assumed any other Liabilities of the Seller or any of its predecessors:

(a)    Contractual Liabilities. All Liabilities arising after the Closing under the Assumed Contracts, the Leased Real Property, the Receivables and the Governmental Authorizations included in the Purchased Assets that were incurred from the conduct of the Business by the Purchaser following the Closing (other than Liabilities attributable to any failure by the Seller to comply with the terms thereof or to the extent attributable to any conduct of the Seller with respect to any event or condition first occurring prior to the Closing, in each case to the extent not otherwise an Assumed Liability set forth below);

(b)    Cure Amounts. To the extent set forth next to any Assumed Contract on the Contract & Cure Schedule (including as determined by the Bankruptcy Court or by mutual agreement with the contract counterparty to such Assumed Contract), any Cure Amount with respect to such Assumed Contract;

(c)    Accounts Receivable Obligations. All obligations of the Seller to Third Parties related to or in connection with any Customer Financial Incentives first arising or incurred after the Closing owing or to be owing pertaining to sales of the Seller prior to the Closing but after the Petition Date; provided that all such Customer Financial Incentives in the aggregate relating to the Receivables shall not exceed the outstanding amount of the Receivables on the Closing Date;

(d)    Transfer Taxes. All Liabilities for Taxes borne by the Purchaser pursuant to Section 9.1;

(e)    Employee Benefits and Labor. (i) All Liabilities of the Seller relating to or arising out of paid time off due to any Transferred Employees which remain accrued but unused or unpaid as of the Closing; (ii) any Liabilities relating to or in connection with any Transferred Employees arising in connection with their relationship with the Purchaser after the Closing, and (iii) the Purchaser’s obligation to provide COBRA continuation coverage for all “M&A Qualified Beneficiaries” as described in Section 5.3(e); and

(f)    Other Assumed Liabilities. All Liabilities specifically identified on Schedule 2.3(f) to be delivered by the Purchaser to the Seller on or prior to May 7, 2018, including trade payables to the extent set forth therein that are not assumed pursuant to Section 2.3(c) or paid as a Cure Amount;

For the avoidance of doubt, all Liabilities arising out of, relating to or incurred in connection with the Business or the Purchased Assets arising after the Closing that were incurred from the conduct of the Business by the Purchaser after the Closing (other than Liabilities attributable to any failure by the Seller to comply with the terms thereof or to the extent attributable to any conduct of the Seller with respect to any event or condition first occurring prior to the Closing, in each case to the extent not otherwise an Assumed Liability set forth below) shall be Liabilities of the Purchaser.

Section 2.4    Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of the Seller or any of its predecessors of whatever nature, whether presently in existence or arising hereafter, which shall be retained by and remain Liabilities of the Seller (the “Excluded Liabilities”). Such Excluded Liabilities include the following:

(a)    Operating Liabilities. All Liabilities which are not Assumed Liabilities to the extent relating to claims (including claims instituted after the Closing), events or conditions arising out of or relating in any way to the conduct or operation of the Business or the ownership of the Purchased Assets prior to the Closing, including as a result of the manufacture, design, use, operation, storage, acquisition, development or construction of, or warranties provided with respect to, a Purchased Asset during the period prior to the Closing, including any Customer Financial Incentives (excluding any such Customer Financial Incentive that is an Assumed Liability to the extent set forth in Section 2.3(c));

(b)    Taxes. Any Liability for (i) Taxes of the Seller or any of its Affiliates, (ii) Taxes with respect to amounts included in income under Section 951 of the Code with respect to the Purchased Subsidiaries as a result of Section 965 of the Code, (iii) Taxes attributable to the Business or the Purchased Assets for any period of time (or portion thereof) ending on or prior to the Closing Date (other than the Taxes expressly assumed by the Purchaser pursuant to Section 9.1 or Section 9.2), and (iv) Taxes borne by the Seller pursuant to Section 9.1 or Section 9.2;

(c)    Incidents and Events. All Liabilities and obligations arising out of, relating to or in connection with incidents or events occurring prior to the Closing by any Person employed by, or acting as an independent contractor on the property of or on behalf of, the Seller for payment, claims or benefits under workers’ compensation Laws or any other Law;

(d)    Costs. All Liabilities of the Seller for fees, costs and expenses incurred in connection with the Chapter 11 Case or negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated hereby, including (i) the fees and expenses of attorneys, investment bankers, finders, brokers, accountants and consultants and (ii) any fees, costs and expenses or payments related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any Employee (including the employer portion of any pre-Closing payroll, social security, unemployment or similar Taxes);

(e)    Litigation Claims. Any litigation claims and any other Liabilities arising from any Proceeding (i) arising prior to the Closing, including any tort claims, breach of contract claims, employment claims and discrimination claims, or (ii) to the extent relating to events or conditions arising out of or relating in any way to the conduct of the Business or the ownership of the Purchased Assets prior to the Closing even if instituted after the Closing;

(f)    Environmental. Any Liabilities arising in connection with or in any way relating to the Seller (or any predecessor or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by the Seller or the Purchased Assets or any activities or operations occurring or conducted at any real property used or held for use by the Seller (including offsite disposal), which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

(g)    Excluded Assets. Any Liability arising out of or related to any Excluded Asset;

(h)    Indebtedness. Any Liability in respect of any indebtedness for borrowed money of the Seller or any of its predecessors, including any Liability in respect of the Debtor in Possession Credit and Security Agreement, dated as of March 12, 2018, by and among the Seller, Wilmington Trust, National Association, as DIP Administrative Agent, and the DIP Lenders party thereto from time to time;

(i)    Employee Benefits and Labor. Any Liabilities of the Seller relating to or arising out of an Employee Plan and any Liabilities relating to (i) any Transferred Employees arising on or prior to the Closing Date or (ii) any current or former Service Providers who are not Transferred Employees;

(j)    Related Persons. Any Liabilities to any (i) owner or former owner of capital stock or other equity interests of the Seller, (ii) current or former officer or director of the Seller, or (iii) Subsidiary of the Seller, in each case in their capacity as such; and

(k)    Other. Any Liabilities that are not Assumed Liabilities.

Section 2.5    Consideration. The consideration for the Purchased Assets (the “Purchase Price”) consists of: (a) cash in the amount of $75,000,000 (the “Cash Amount”); and (b) the assumption of the Assumed Liabilities.

Section 2.6    [Intentionally Omitted.]

Section 2.7    Allocation of Purchase Price.

(a)    Within sixty (60) days after the Closing Date, the Purchaser will deliver to the Seller, or any trustee appointed under the terms set forth in any bankruptcy plan confirmed by the Seller (as applicable), with a copy to the Official Committee of Unsecured Creditors in the Chapter 11 Case and DIP Administrative Agent, an allocation statement (the “Allocation Statement”), setting forth its calculation of the allocation of the sum of the Purchase Price and the Assumed Liabilities, as adjusted for payments made pursuant to Article 9, among the Purchased Assets, in accordance with section 1060 of the Code and any comparable provisions of state or local Law (the “Allocation”). The Seller will review the Allocation Statement and the Allocation, and, to the extent the Seller disagrees with the content of the Allocation Statement, the Seller will inform the Purchaser of such disagreement within thirty (30) days after receipt of the Allocation Statement. The Seller and the Purchaser will attempt in good faith to resolve any such disagreement. If the Seller and the Purchaser are unable to reach a good faith agreement on the content of the Allocation Statement within ninety (90) days of the Closing Date, the Seller and the Purchaser will each use its own allocation statement. For purposes of this Section 2.7, all actions of the Seller may be the obligations or rights of a liquidating trustee of the Seller’s estate.

(b)    If the Purchaser and the Seller agree on the Allocation Statement, the Purchaser and the Seller will report the Allocation of the Purchase Price in a manner consistent with the Allocation Statement and will act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns and for all other Tax, financial accounting or other purposes, in any litigation, or otherwise.

(c)    The Purchaser and the Seller will promptly inform one another of any challenge by any Governmental Authority to the Allocation made pursuant to this Section 2.7 and agree to consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.8    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, New York 10022, at 10:00 a.m., prevailing Eastern time, if not conducted electronically at the option of the parties hereto, as soon as practicable, but in no event later than two (2) Business Days after the date on which all the conditions set forth in Article 6 have been satisfied or (if permissible) waived by the party hereto entitled to waive such condition (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.9    Closing Deliveries.

(a)    At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i)    a bill of sale in the form of Exhibit A (the “Bill of Sale”) executed by the Seller;

(ii)    an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) executed by the Seller;

(iii)    a certificate, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b);

(iv)    an Intellectual Property assignment agreement in the form of Exhibit C (the “Intellectual Property Assignment”) executed by the Seller;

(v)    assignments and assumptions of the Assumed Contracts in the form to be mutually agreed by the Seller and the Purchaser in good faith prior to the Closing Date, duly executed by the Seller and the applicable counterparties;

(vi)    a certified copy of the Sale Order;

(vii)    a duly executed certification in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that the Seller is neither a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii) nor a “foreign person”; and

(viii)    such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b)    At the Closing, the Purchaser will deliver or cause to be delivered to the Seller or for the Seller’s benefit:

(i)    the Purchase Price by delivery of cash to the Seller by wire transfer of immediately available funds to an account designated by the Seller prior to the Closing in an amount equal to the Cash Amount;

(ii)    an Assignment and Assumption Agreement executed by the Purchaser;

(iii)    evidence of the ability to satisfy the Assumed Liabilities (other than those to be satisfied in cash on the Closing Date) to the extent necessary to satisfy the Bankruptcy Code, or as required by order of the Bankruptcy Court;

(iv)    the Bill of Sale executed by the Purchaser;

(v)    a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b);

(vi)    the Intellectual Property Assignment executed by the Purchaser; and

(vii)    such other instruments of assumption as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

Section 2.10    Payment of Cure Amounts. The Purchaser shall pay any and all Cure Amounts with respect to the Assumed Contracts, in cash on the Assumption Effective Date in the amount specified on the final Contract & Cure Schedule (or as otherwise fixed by the Bankruptcy Court), or in such other manner as agreed by the Purchaser and the counterparty to an Assumed Contract.

Section 2.11    Consents. Notwithstanding any other provision of this Agreement, this Agreement does not effect an assignment of any Assumed Contract to the extent that such Assumed Contract is not assignable under the Bankruptcy Code without the consent of the other party or parties thereto, and the consent of such other party has not been given or received, as applicable. As to any Purchased Asset (including any Assumed Contract and Governmental Authorization), the Seller will use commercially reasonable efforts to obtain as promptly as practicable prior to the Closing (and, prior to the entry by the Bankruptcy Court of an order confirming a Chapter 11 plan or dismissing the Chapter 11 Case, and subject to the availability of funds for such purpose, use commercially reasonable efforts to continue seeking after the Closing, if consent is not obtained prior to the Closing), the consent of the other parties to transfer such Purchased Asset to the Purchaser or, if required, for novation thereof to the Purchaser or, alternatively, written confirmation from such parties reasonably satisfactory to the Purchaser that such consent is not required. In no event, however, will the Seller be obligated to pay any money to any Person or to offer or grant financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such Assumed Contract. If any consent, waiver, confirmation, novation or approval is not obtained with respect to any such Purchased Asset prior to the Closing, then to the extent permitted by applicable Law, the Seller and the Purchaser will cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Seller and the Purchaser under which the Purchaser would obtain (including by means of subcontracting, sublicensing or subleasing arrangement), to the extent practicable, all rights, and assume the corresponding Assumed Liabilities thereunder for the period of time that the Purchaser shall receive such rights, or under which the Seller would enforce, for the benefit of the Purchaser, with the Purchaser assuming and agreeing to pay the Seller’s Liabilities and expenses (other than Excluded Liabilities) for the period of time that the Purchaser shall receive such benefits, any and all rights of the Seller against a Third Party to any such Purchased Asset. In such event: (a) the Seller will promptly pay to the Purchaser when received all moneys relating to the period on or after the Closing Date received by it under any Purchased Asset not transferred pursuant to this Section 2.11; and (b) for the period of time set forth in clause (a) the Purchaser will promptly pay, perform or discharge when due any Assumed Liabilities arising thereunder after the Closing Date but not transferred to the Purchaser pursuant to this Section 2.11. The failure by the Purchaser or the Seller to obtain any required consent, waiver, confirmation, novation or approval with respect to any Assumed Contract will not relieve any party from its obligation to consummate at the Closing the transactions contemplated by this Agreement. Except as expressly set forth in this Agreement, the Purchaser acknowledges that no adjustment to the Purchase Price will be made for any such Assumed Contracts that are not assigned and that the Purchaser will have no claim against the Seller after the Closing in respect of any such unassigned Contracts.

Section 2.12    Withholding. The Purchaser and its Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to the Seller pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to the Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows, except as (subject to Section 10.7) set forth on the disclosure schedules delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1    Organization. Each Seller Company is duly organized and validly existing and in good standing under the Laws of its jurisdiction of formation. Except as a result of the filing of the Petition, each Seller Company has all requisite power and authority to conduct the Business as presently conducted. Each Seller Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Seller has heretofore delivered to the Purchaser true and complete copies of the certificate of incorporation and bylaws of each Seller Company as currently in effect.

Section 3.2    Authority and Enforceability. Subject only to the entry of the Bidding Procedures Order and the Sale Order, the Seller has all requisite corporate power, authority and capacity to execute and deliver this Agreement and the other agreements contemplated hereunder and to perform its obligations under this Agreement and such other agreements. Subject only to the entry of the Bidding Procedures Order and the Sale Order, the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and such other agreements by the Seller have been duly authorized by all necessary action on the part of the Seller. The Seller has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser and subject to the entry of the Sale Order, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

Section 3.3    No Conflict. Subject only to the entry of the Bidding Procedures Order and the Sale Order, and except in the case of clauses (b), (c), (d) and (e) that has not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the execution, delivery and performance of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated by this Agreement, will: (a) conflict with or violate the Seller’s organizational documents; (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract or Governmental Authorization; (c) violate any Law or Judgment applicable to any Seller Company, the Business or the Purchased Assets; (d) require any Seller Company to obtain any Governmental Authorization or make any filing with or provide any notice to, or, to the Knowledge of the Seller, require any action by, any Governmental Authority (provided that, subject to Section 5.4 and Section 5.17, the transfer of any Permits will be the obligation of the Purchaser, provided further that the Seller shall provide commercially reasonable assistance regarding the transfer of such Permits); or (e) result in the creation of any Lien or Claim on any Purchased Asset or any material asset of any Purchased Subsidiary.

Section 3.4    Title to Assets; Liens. The Seller has good and marketable title to, or in the case of leaseholds, valid leasehold interests in, the Purchased Assets, and each Purchased Subsidiary has good and marketable title to, or in the case of leaseholds, valid leasehold interests in, the assets of such Purchased Subsidiary reflected in the Balance Sheet, in each case free and clear of any Liens or Claims except as set forth on Schedule 3.4 of the Seller Disclosure Schedule, and subject to the entry of the Sale Order, at Closing, the Purchaser will be vested with good and marketable title to, or in the case of leaseholds, valid leasehold interests in, all of the Purchased Assets, which Purchased Assets shall be conveyed free and clear of any Liens or Claims by order of the Bankruptcy Court. The Purchased Assets and the Excluded Assets constitute all of the property and assets used or held for use in the Business and are adequate to conduct the Business as currently conducted.

Section 3.5    Claims, Litigation and Disputes. Except as set forth on Schedule 3.5 of the Seller Disclosure Schedule, there are currently no pending or, to the Knowledge of the Seller, threatened, lawsuits, administrative or regulatory Proceedings, actions, Orders, or reviews, or formal complaints or investigations or inquiries, including grand jury subpoenas by any Person, concerning or against any Seller Company or to which the Business or any of the Purchased Assets may be subject.

Section 3.6    Compliance With Laws; Permits and Licenses.

(a)    Except as disclosed on Schedule 3.6(a) of the Seller Disclosure Schedule, each Seller Company is, and since January 1, 2015 has been, and, to the Knowledge of the Seller each counterparty to any distributor Contract to which any Seller Company is a party is and since January 1, 2015 has been, in compliance with all Laws, Orders, ordinances, decrees, rules or regulations of any Governmental Authority applicable to such Seller Company, the Business or the Purchased Assets, except such noncompliance which has not had, and would not reasonably be expected to have, a Material Adverse Effect. There is no Order of any arbitrator or Governmental Authority outstanding relating to any Seller Company, the Purchased Assets or the conduct of the Business that is material to the Business. Except as set forth on Schedule 3.6(a) of the Seller Disclosure Schedule, since January 1, 2015, no Seller Company has received any written notice from a Governmental Authority of any Proceeding, inquiry, investigation, violation or alleged violation of any Laws or Orders related to such Seller Company, the Business or the Purchased Assets.

(b)    Each Seller Company has in effect all Governmental Authorizations necessary to conduct the Business in all material respects as it is currently being conducted in accordance with the Laws of any Governmental Authority having jurisdiction over its properties or activities, except for any such failure to obtain a Permit that has not had, and would not reasonably be expected to have, a Material Adverse Effect. Schedule 2.1(f) sets forth all Governmental Authorizations held by each Seller Company (it being understood that, subject to Section 5.4 and Section 5.17 it shall be the sole and exclusive obligation of the Purchaser to obtain any Permits necessary for future operations, provided that the Seller shall provide commercially reasonable assistance regarding the transfer of such Permits unless otherwise agreed by Purchaser), except that the failure of the Seller to include a Governmental Authorization on Schedule 2.1(f) shall not be a breach of this Section 3.6(b) to the extent that such failure has not had, and would not reasonably be expected to have, a Material Adverse Effect. All Governmental Authorizations held by each Seller Company are in full force and effect and are validly held by such Seller Company, and such Seller Company has, and, to the Knowledge of the Seller each counterparty to any distributor Contract to which such Seller Company is a party has, complied with all terms and conditions thereof in all material respects. All material fees and charges due and payable with respect to the Governmental Authorizations held by each Seller Company have been paid in full. The Seller is the sole and exclusive owner of any Governmental Authorization solely related to the manufacture, production, marketing, commercialization, promotion, distribution and/or sale of products of the Business.

Section 3.7    Environmental Matters. Each Seller Company has conducted the Business since January 1, 2015 in material compliance with all applicable Environmental Laws. The operations conducted by each Seller Company are currently being conducted under all environmental, health and safety Permits and other authorizations required under all applicable Environmental Laws to operate the Business as it is currently being operated, except for such Permits the failure of which to obtain has not had, and would not reasonably be expected to have, a Material Adverse Effect. All such Permits are in full force and effect. No material penalty has been assessed and no investigation or review is pending or, to the Knowledge of the Seller, threatened by any Governmental Authority with respect to any alleged failure by any Seller Company to comply with any applicable Environmental Law or to have any material environmental, health or safety Permit required under any applicable Environmental Law in connection with the operation of the Business. To the Seller’s Knowledge, there are no past or present facts, circumstances or conditions, including the Release of any Materials of Environmental Concern, that could reasonably be expected to result in a material claim under applicable Environmental Laws against any Seller Company or the Business. The Seller has made available to the Purchaser prior to the execution of this Agreement all material environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, the Business or the Purchased Assets or the compliance (or non-compliance) by each Seller Company with any applicable Environmental Laws with respect to the Business, to the extent such audits, assessments and documentation are in any Seller Company’s possession or are reasonably accessible to any Seller Company.

Section 3.8    Contracts. Schedule 3.8 of the Seller Disclosure Schedule sets forth a true and complete list of all Contracts, and the Seller has made available to the Purchaser prior to the execution of this Agreement in accordance with applicable confidentiality agreements, true and materially complete copies of all Contracts material to the ownership and/or operation of the Business, including any applicable Contract (i) that generated any revenue for such Seller Company in 2017 or under which any revenue would reasonably be expected to be generated for any Seller Company and/or an assignee thereof in 2018; (ii) under which there were payments by any Seller Company in excess of $25,000 for 2017 or under which an amount in excess of $25,000 would reasonably be expected to be paid by any Seller Company and/or an assignee thereof in 2018; (iii) pursuant to which any Seller Company leases from a Third Party any personal property that is material to the Business; (iv) limiting or purporting to limit the freedom of any Seller Company (or, after the Closing, that would so limit the Purchaser or any of its Affiliates) to engage in the Business or compete with any Person or in any geographic region; (v) granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any Purchased Asset or any material assets of any Purchased Subsidiary; (vi) that requires the purchase of all or substantially all of a particular product or material from a supplier, or containing a minimum purchase or supply commitment, or which provides for “best pricing” or “most favored nations” terms or establishes an exclusive or priority sale or purchase obligation; or (vii) that includes any powers of attorney with respect to any product manufactured, developed or sold by the Business or any Purchased Asset. Each Seller Company has not, and, to the Seller’s Knowledge, no other party to any Assumed Contract or any material Contract of any Purchased Subsidiary has, commenced any action against any of the parties to any such Contract or given or received any written notice of any material default or violation under any such Contract that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Amount.

Assuming payment of the Cure Amounts, each Assumed Contract and material Contract of any Purchased Subsidiary is, or will be upon the Closing, valid, binding and in full force and effect in accordance with its terms. There are no material disputes between any Seller Company and any other party to any Assumed Contract or material Contract of any Purchased Subsidiary. No Seller Company has received any written notice that any other party to an Assumed Contract or a material Contract of any Purchased Subsidiary intends to cancel or terminate such Contract, except as would not be material to the Business.

Section 3.9    Intellectual Property.

(a)    Schedule 3.9(a) sets forth a true and complete list of all of the Company Owned Intellectual Property, Company Used Intellectual Property and IP Agreements, including a true and complete list of all United States, foreign, international and state: (i) Patents, including serial numbers for each filed Patent application and Patent numbers for each issued Patent, included in the foregoing; (ii) Trademark registrations, applications and material unregistered Trademarks included in the foregoing; (iii) domain names, included in the foregoing; and (iv) Copyright registrations, applications and material unregistered Copyrights included in the foregoing. The Seller has provided prior to the date hereof, subject to applicable confidentiality agreements, to the Purchaser true and complete copies of all IP Agreements material to the ownership and/or operation of the Business, together with all written notices and amendments relating thereto. The listing of IP Agreements set forth on Schedule 2.1(d) includes for each agreement the title, the parties and the date executed.

(b)     Except as disclosed on Schedule 3.9(b), a Seller Company solely and exclusively owns all Company Owned Intellectual Property and is properly licensed under or has the valid and enforceable right to use all Company Used Intellectual Property, free and clear of all Liens and Claims, and none of such rights will be materially adversely affected by the consummation of the transactions contemplated by this Agreement (subject to any necessary consents for the transfer of any Company Used Intellectual Property. Except as disclosed on Schedule 3.9(b), to the Knowledge of the Seller, there are no inquiries, investigations or Claims, and no Seller Company has received written notice from any Third Party: (i) alleging infringement, misappropriation or other violation by any Seller Company or the Business of Intellectual Property of any Person; or (ii) challenging or threatening to challenge any Seller Company’s right, title, or interest with respect to its ownership or use of, or continued use or right to preclude others from using, any Company Owned Intellectual Property or Company Used Intellectual Property as currently used, or the inventorship, validity, enforceability or registrability of any such Intellectual Property. To the Knowledge of the Seller, (x) no Seller Company has infringed, misappropriated or otherwise violated any Intellectual Property of any Person and (y) no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property or any Seller Company’s interest in any Company Used Intellectual Property.

(c)    No Seller Company has brought or threatened in writing a Claim against any Person: (i) alleging infringement, misappropriation or other violation of Company Owned Intellectual Property or Company Used Intellectual Property; or (ii) challenging any Person’s ownership or use of, or the inventorship, validity, enforceability or registrability of any Intellectual Property.

(d)    The Company Owned Intellectual Property and the Company Used Intellectual Property is the only Intellectual Property used in or necessary for the operation of the Business. The Company Owned Intellectual Property: (i) has been duly maintained; (ii) to the Knowledge of the Seller, is subsisting, in full force and effect; (iii) has not been cancelled, expired or abandoned or adjudged invalid or unenforceable; and (iv) to the Knowledge of the Seller, is valid and enforceable (except for pending Patent applications in various jurisdictions, which by their nature as applications are not yet enforceable).

(e)    Each Seller Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Owned Intellectual Property and Company Used Intellectual Property, the value of which to such Seller Company is contingent upon maintaining the confidentiality thereof and no such Intellectual Property has been disclosed other than to employees, representatives and agents of such Seller Company, all of whom are bound by written confidentiality agreements, or to third parties who are subject to customary written non-disclosure agreements.

Section 3.10    Taxes. (a) The Seller (with respect to the Purchased Assets) and each Purchased Subsidiary has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed; (b) all such Tax Returns accurately reflect all Liabilities required to be reflected thereon; (c) all Taxes due and payable by the Purchased Subsidiaries or the Seller have been paid, other than those Taxes which have been stayed by the filing of the Petition and, in the case of the Seller, Taxes that do not relate to the Purchased Assets; (d) none of the Seller (with respect to the Purchased Assets) nor any Purchased Subsidiary has requested or consented to extend to a date later than the Closing Date the time in which any Tax may be assessed or collected by any Governmental Authority; (e) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Governmental Authority against the Seller with respect to the Purchased Assets or any of the Purchased Subsidiaries, and there is no action, suit, taxing authority Proceeding or audit now in progress, pending or, to the Knowledge of the Seller, threatened against or relating to the Seller with respect to the Purchased Assets or the Purchased Subsidiaries; (f) there are no Liens for Taxes (other than for current Taxes not yet due and payable or Liens for Taxes filed as a result of the Chapter 11 Case) upon the Purchased Assets or the assets of any Purchased Subsidiary; (g) neither of the Purchased Subsidiaries is party to any tax allocation or sharing or similar agreement or arrangement, whether or not written; (h) the taxable year of each Purchased Subsidiary that is a controlled foreign corporation for U.S. Tax purposes ends on December 31 for purposes of Section 951 of the Code; and (i) none of the assets held by the Purchased Subsidiaries constitutes a United States real property interest within the meaning of Section 897 of the Code, and no withholding is required under Section 1445 of the Code with respect to any amount payable to the Seller under this Agreement.

Section 3.11    Real Property. Schedule 3.11 of the Seller Disclosure Schedule sets forth a true and complete list of all material leased real property of each Seller Company or used in the Business, and the leases related thereto, and true and complete copies of such leases have been made available by the Seller to the Purchaser prior to the date hereof. The Seller has a valid leasehold interest in each of the Leased Real Property and each Purchased Subsidiary has a valid leasehold interest in each of its material leased real property, and the leases granting such interests are in full force and effect in all material respects. None of the Leased Real Property or material leased real property of any Purchased Subsidiary is subject to any sublease or grant to any Third Party of any right to the use, occupancy or enjoyment of the Leased Real Property or such material leased real property that would materially impair the use of the Leased Real Property in the operation of the Business. No Seller Company has received written notice of any pending or threatened condemnation relating to the Leased Real Property or any material leased real property of any Purchased Subsidiary. No Seller Company owns any real property.

Section 3.12    Financial Statements. The audited balance sheets as of December 31, 2016, 2015 and 2014 and the related audited statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years ended December 31, 2016, 2015 and 2014 and the unaudited balance sheet as of December 31, 2017 (the “Balance Sheet”) and the related unaudited statements of operations, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2017 for the Business fairly present, in conformity with U.S. generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Business as of the dates thereof and its results of operations and cash flows for the periods then ended.

Section 3.13    Products. Except as would not be material to the Business: (a) each of the products produced, marketed or sold by the Business is, and at all times up to and including the sale thereof has been, (i) in compliance in all respects with all Laws and the specifications and standards contained in the applicable Governmental Authorization under which such products are sold and (ii) fit for the ordinary purposes for which it is intended to be used; and (b) there is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Laws and current industry practice with respect to its contents and use. Since January 1, 2015, no Seller Company has issued or received written notice of any material recalls, field notifications, investigator notices, safety alerts, serious adverse event reports or other notices of action relating to an alleged lack of safety or regulatory compliance with respect to any such products.

Section 3.14    Inventory. Except as would not be material to the conduct of the Business: (a) the Purchased Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice; (b) the quantities of Purchased Inventory, taken as a whole, are consistent with past practice of the Seller; (c) to the Knowledge of the Seller, no previously sold inventory is subject to returns in excess of those historically experienced by any Seller Company; and (d) the Purchased Inventory is not damaged (due to failure to store at the requisite temperature or otherwise), recalled or incorrectly packaged or labeled.

Section 3.15    Employee Benefits and Labor Matters.

(a)    Schedule 3.15(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Employee Plans. For each Employee Plan in which any Service Provider participates, the Seller has provided to the Purchaser prior to the date hereof (i) a description of such plan and (ii) copies of all current employee handbooks, manuals and policies.

(b)    No Employee Plan provides or promises any post-employment or postretirement medical, dental, disability, hospitalization or life benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by applicable Law, including COBRA). Each Employee Plan has been maintained in all material respects in compliance with its terms and all applicable Law, including ERISA and the Code. No action, suit, investigation, audit, Proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Seller’s Knowledge, is threatened against or threatened to involve, any Employee Plan before any arbitrator or any Governmental Authority.

(c)    Except as set forth on Schedule 3.15(c), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) with respect to any Service Provider, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, or (iii) result in the payment to any Service Provider of any amount that would result in an excise tax under Section 4999 of the Code. No Seller Company has any obligation to gross up, indemnify or otherwise reimburse any Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(d)    The Seller has provided to the Purchaser prior to the date hereof a list (the “Employee Information Document”) setting forth: (i) for each Service Provider other than an independent contractor, such Service Provider’s name, employer, title, location, whether full- or part-time, whether active or on leave (and the expected return date if on leave and the nature of leave), whether exempt or non-exempt for overtime pay, current rate of compensation, most recent annual bonus received and current annual bonus opportunity, and accrued paid time off; and (ii) for each Service Provider that is an independent contractor, such Service Provider’s name, employer, 2017 and 2018 annual compensation rate and a description of services provided in connection with the Business.

(e)    Each Seller Company is, and has been since January 1, 2015, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(f)    Each Seller Company is not and has not been a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and, to the Seller’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service

Provider. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Seller’s Knowledge, threatened against or affecting any Seller Company.

Section 3.16    Absence of Certain Changes. Since the Petition Date, except for the Chapter 11 Case, the Business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, a Material Adverse Effect. Since the Petition Date, except as set forth on Schedule 3.16 of the Seller Disclosure Schedule, no Seller Company has entered into any Contract relating to licensing, distribution or supply that is material in any respect to any Seller Company.

Section 3.17    Orexigen Ireland.

(a)    Orexigen Ireland has an authorized share capital of US$1,000,000 divided in 1,000,000 ordinary shares of US$1.00 each. There are 100 ordinary shares of Orexigen Ireland in issue, all of which are held by the Seller.

(b)    All outstanding equity interests of Orexigen Ireland have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.17, there are no outstanding (i) shares of capital stock or voting securities of Orexigen Ireland, (ii) securities of Orexigen Ireland convertible into or exchangeable for shares of capital stock or voting securities of Orexigen Ireland or (iii) options or other rights to acquire from Orexigen Ireland, or other obligation of Orexigen Ireland to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Orexigen Ireland (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Orexigen Ireland Securities”). There are no outstanding obligations of the Seller to repurchase, redeem or otherwise acquire any Orexigen Ireland Securities.

(c)    Other than with respect to the pledge by the Seller of 65% of the Orexigen Ireland Shares to U.S. Bank National Association, as indenture trustee, pursuant to that certain Security Agreement dated as of March 21, 2016, which pledge will be terminated and released in full at the Closing, the Seller is the record and beneficial owner of the Orexigen Ireland Shares, free and clear of any Lien or Claim and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Orexigen Ireland Shares), and will transfer and deliver to the Purchaser at the Closing valid title to the Orexigen Ireland Shares free and clear of any Lien or Claim and any such limitation or restriction.

(d)    All of the outstanding capital stock or other voting securities of each Subsidiary of Orexigen Ireland is owned by Orexigen Ireland, directly or indirectly, free and clear of any Lien or Claim and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of Orexigen Ireland or any Subsidiary thereof convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of Orexigen Ireland or (ii) options or other rights to acquire from Orexigen Ireland or any Subsidiary thereof, or other obligation of Orexigen Ireland or any Subsidiary thereof to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of Orexigen Ireland (the items in clauses (i) and (ii) being referred to collectively as the “Orexigen Ireland Subsidiary Securities”). There are no outstanding obligations of Orexigen Ireland to repurchase, redeem or otherwise acquire any outstanding Orexigen Ireland Subsidiary Securities.

Section 3.18    No Undisclosed Liabilities. There are no liabilities of Orexigen Ireland or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities provided for in the unaudited balance sheet as of December 31, 2017 for the Business or disclosed in the notes thereto; and (b) liabilities which have been incurred in the ordinary course of business consistent with past practice since December 31, 2017 and which are not material in amount.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1    Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is presently conducted.

Section 4.2    Authority and Enforceability. The Purchaser has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Seller and subject to the entry of the Sale Order, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3    No Conflict. Neither the Purchaser’s execution, delivery and performance of this Agreement, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will: (a) conflict with or violate the Purchaser’s organizational documents; (b) result in a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Purchaser is a party or by which the Purchaser is bound, in any case with or without due notice or lapse of time or both; (c) result in the imposition of any Lien or other encumbrance on any of the assets of the Purchaser; (d) violate any Law or Judgment applicable to the Purchaser; or (e) require the Purchaser to obtain any Governmental Authorization or make any filing with any Governmental Authority.

Section 4.4    Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

Section 4.5    Financial Capacity. The Purchaser has received commitment letters (each, an “Equity Commitment Letter”) from each of 1992 Co-Invest Fund, 1992 Tactical Fund, 1992 Multi-Strategy Fund, Whitebox Caja Blanca Fund, LP, Whitebox Multi-Strategy Partners, L.P., Whitebox Asymmetric Partners and Pernix Ireland Pain Designated Activity Company, confirming each such Person’s commitment to provide the Purchaser with equity financing in connection with the transactions contemplated by this Agreement in the amount set forth in each such Equity Commitment Letter (the “Equity Financing”). Each Equity Commitment Letter is in full force and effect and is a valid and binding obligation of the Purchaser and the other parties thereto. Subject to the terms and conditions of the Equity Commitment Letters, the aggregate proceeds of the Equity Financing are in an amount sufficient to allow the Purchaser to perform all of its obligations under this Agreement.

Section 4.6    Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the representations and warranties set forth in Article 3). The Purchaser hereby acknowledges and agrees that: (a) the Purchaser is purchasing the Purchased Assets from the Seller “as is” and “where is” and, other than the representations and warranties set forth in Article 3, none of the Seller, any of its Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business, the Purchased Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated by this Agreement including as to: (i) merchantability or fitness for any particular use or purpose; (ii) the operation of the Business by the Purchaser after the Closing in any manner; or (iii) the probable success or profitability of the Business after the Closing; and (b) except as expressly set forth in the representations and warranties set forth in Article 3, none of the Seller, any of its Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have or will be subject to any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement. Nothing in this Section 4.6 shall be deemed to constitute a waiver of fraud.

ARTICLE 5

COVENANTS

Section 5.1    Access and Investigation. Until the Closing, subject to existing confidentiality agreements and upon reasonable advance notice from the Purchaser, the Seller will allow the Purchaser and its representatives reasonable access during normal business hours and without unreasonable interference with the operation of the Business to: (a) such materials and information about the Business as the Purchaser may reasonably request; and (b) specified members of management of the Business as the Purchaser may reasonably request.

Section 5.2    Operation of the Business.

(a)    Until the Closing, except: (i) as required by Law, including in connection with the Chapter 11 Case (it being understood that no provision of this Section 5.2 will require the Seller to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code); (ii) as expressly set forth in this Agreement or Schedule 5.2 of the Seller Disclosure Schedule; or (iii) as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will and will cause each Seller Company to (w) pay all administrative claims, including, without limitation, Customer Financial Incentives, in the ordinary course of business consistent with past practice and in accordance with the Budget, (x) operate and conduct the Business in the ordinary course of business in all material respects, including purchasing and maintaining appropriate levels of inventory, managing wholesaler and retailer inventory and Receivables, maintaining levels of insurance and performing maintenance and repairs, in each case in the ordinary course of business consistent with past practice, (y) maintain in effect all Governmental Authorizations and (z) use its commercially reasonable efforts to preserve the Business’ relationships with its suppliers, customers and others doing business with it, subject to the limitation that any payments necessary for the forgoing shall be provided for and within the amounts in the Budget approved from time to time.

(b)    Until the Closing, except: (i) as required by Law, including in connection with the Chapter 11 Case (it being understood that no provision of this Section 5.2 will require the Seller to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code); (ii) as expressly set forth in this Agreement or Schedule 5.2 of the Seller Disclosure Schedule; (iii) as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed); or (iv) pursuant to any orders approving debtor in possession financing and/or use of cash collateral entered by the Bankruptcy Court in the Chapter 11 Case, the Seller will not (and shall ensure that its Subsidiaries do not):

(i)    amend the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Orexigen Ireland or any Subsidiary thereof;

(ii)    split, combine or reclassify any shares of capital stock of Orexigen Ireland or any Subsidiary thereof or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Orexigen Ireland or any Subsidiary thereof, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Orexigen Ireland Securities or any Orexigen Ireland Subsidiary Securities;

(iii)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Orexigen Ireland Securities or Orexigen Ireland Subsidiary Securities, or amend any term of any Orexigen Ireland Security or any Orexigen Ireland Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv)    in the case of Orexigen Ireland or any Subsidiary thereof, incur any capital expenditures or any obligations or liabilities in respect thereof;

(v)    in the case of Orexigen Ireland or any Subsidiary thereof, make any loans, advances or capital contributions to, or investments in, any other Person;

(vi)    in the case of Orexigen Ireland or any Subsidiary thereof, enter into, amend or modify in any material respect or terminate any material Contract;

(vii)    in the case of Orexigen Ireland or any Subsidiary thereof, change its methods of accounting, except as required by concurrent changes in GAAP;

(viii)    in the case of Orexigen Ireland or any Subsidiary thereof, settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim;

(ix)    in the case of Orexigen Ireland or any Subsidiary thereof, (A) make or change any Tax election, change any Tax accounting period, or adopt or change any method of Tax accounting, (B) file any amended Tax Returns, (C) settle any Tax claim, assessment audit, contest or other similar proceeding, (D) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (E) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (F) obtain any Tax ruling or (G) enter into any closing or similar agreement;

(x)    amend in any material respect or terminate or reject any Contract;

(xi)    waive or release any material right or claim of the Business (other than any right or claim to the extent relating to any Excluded Assets or Excluded Liabilities), other than in the ordinary course of business consistent with past practice;

(xii)    sell, lease, transfer, license or otherwise dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or permit or create any Lien or Claim on, any assets or properties (other than Excluded Assets), other than (A) granting non-exclusive licenses of Intellectual Property, (B) the sale of inventory or (C) the disposition of obsolete equipment, in each case of clauses (A), (B) and (C) in the ordinary course of business consistent with past practice;

(xiii)    incur or suffer to exist any indebtedness for borrowed money except any such indebtedness that is an Excluded Liability;

(xiv)    acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any business or entity, make any investment in any Person or enter into any joint venture, partnership or other similar arrangement for the conduct of the Business;

(xv)    except as required by applicable Law or an Employee Plan, (A) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any Service Provider, (B) increase the compensation or benefits provided to any Service Provider, (C) grant any incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Service Provider, (D) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement or (E) terminate the employment of any Service Provider other than for cause;

(xvi)    fail to pay any material Tax on or before the date when it becomes due and payable; or

(xvii)    agree in writing to take any of the foregoing actions.

(c)    From the date hereof until the Closing, the Seller shall (i) not take, or fail to take, any material action in connection with the matter set forth as Item 3 on Schedule 3.5 of the Seller Disclosure Schedule (the “Litigation”) without, prior to taking or failing to take such material action, conferring with the Purchaser and considering the reasonable recommendations of the Purchaser, (ii) as soon as practicable after the date hereof and in any event prior to April 25, 2018, the Seller shall use reasonable best efforts to obtain a stay of the currently pending appeal with respect to the Litigation (the “Appeal”) and the Seller shall file a request for and use reasonable best efforts to obtain an extension of the deadline to file a responsive brief to the Appeal (“Responsive Brief”) to a date no earlier than September 1, 2018, and (iii) comply with all other court deadlines and file all other required documents in order to preserve and defend its rights with respect to the Litigation and any related appeal, including, but not limited to, ensuring that a response to the Appeal is timely filed (taking into account any extension granted). To the extent that the Seller does not request an extension of the deadline to file the Responsive Brief prior to April 25, 2018 but nonetheless obtains an extension of the deadline to file the Responsive Brief, Seller’s failure to request the extension prior to April 25, 2018 will not be considered a material breach of this Agreement. To the extent that the Seller does not obtain an extension of the deadline to file the Responsive Brief to a date no earlier than September 1, 2018, the Seller will instruct its outside counsel in the Appeal to draft a responsive brief (and file the responsive brief if the deadline is prior to the Closing), and will provide the Purchaser reasonable time to review and provide recommendations on the Responsive Brief..

Section 5.3    Employee Matters.

(a)    On or before the Closing, the Purchaser will extend a written offer of at will employment to the employees listed in a schedule to be provided to the Seller on or prior to May 31, 2018, and who are not on long-term disability or other long-term (in excess of six (6) months) leave of absence as of immediately prior to the Closing Date (collectively, the “Employees”) (which schedule will be updated by the Seller prior to the Closing Date by deleting those individuals no longer employed in connection with the Business). Effective as of the Closing Date, the Purchaser will hire each Employee who timely accepts an offer of employment extended by the Purchaser (such Employees, the “Transferred Employees”). To the extent that length of service is relevant for purposes of eligibility, vesting or calculation of severance or vacation benefits under any employee benefit plan, program or arrangement established or maintained by the Purchaser or any of its Affiliates for the benefit of Transferred Employees, such plan, program or arrangement will credit such employees or former employees for service on or prior to the Closing with the applicable Seller Company.

(b)    To the extent that any medical, dental, hospitalization or life insurance benefits are provided to Transferred Employees and their dependents through one or more of the Employee Plans listed on Schedule 3.15(a) of the Seller Disclosure Schedule (the “Welfare Plans”), the Purchaser agrees to designate or establish, effective as of the Closing, one or more benefit plans, programs or arrangements for the purpose of providing medical, dental, hospitalization or life insurance benefits, as applicable, to Transferred Employees and their dependents. The Purchaser will (i) cause such benefit plans, programs or arrangements to: waive any preexisting condition limitations for conditions covered under a comparable Welfare Plan in which the Transferred Employees participate immediately prior to the Closing and any applicable waiting periods to the extent such waiting periods were waived under a comparable Welfare Plan in which the Transferred Employees participate immediately prior to the Closing; and (ii) use reasonable best efforts to credit Transferred Employees with any deductible and out-of-pocket expenses incurred by such employees and their dependents under the Welfare Plans during the portion of 2018 preceding the Closing Date for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar plan, program or arrangement in which Transferred Employees may be eligible to participate after the Closing Date.

(c)    Without limiting the generality of Section 10.5, nothing in this Section 5.3, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former Service Provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement, or (iii) shall alter or limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(d)    Three (3) Business Days prior to the Closing Date, the Seller shall provide the Purchaser with a revised version of the Employee Information Document updated as of the most recent date practicable.

(e)    Solely to the extent not resulting in or requiring any out-of-pocket expenses or costs of the Purchaser or any of its Affiliates, the Purchaser will offer and provide continuation coverage for all “M&A Qualified Beneficiaries” as that term is defined in section 54.4980B-9 of the COBRA regulations, including coverage for employees or former employees of the Seller who are not Transferred Employees and their respective spouses and dependents, and for former employees of the Seller or their dependents whose COBRA qualifying events occurred prior to the Closing Date and whose COBRA coverage is in effect as of the Closing Date, or whose election period for choosing such COBRA coverage has not ended as of the Closing Date.

(f)    For the avoidance of doubt, nothing herein shall affect any obligations of the Seller arising under any KEIP/KERP orders entered into by the Bankruptcy Court in the Chapter 11 Case.

Section 5.4    Consents and Filings; Commercially Reasonable Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the parties will use their respective commercially reasonable efforts: (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, all other Third Parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, prior to or at the Closing, the Seller shall prepare and deliver to the Purchaser executed versions of any and all instruments reasonably requested by the Purchaser in connection with the transfer of any Governmental Authorization relating to any Purchased Asset in accordance with 21 C.F.R. §314.72 and similar instruments as required by applicable Law in the United States or any other country where the Seller is the owner of or has submitted a request for a Governmental Authorization relating to a Purchased Asset, each in form and substance reasonably satisfactory to the Purchaser.

(b)    The Seller, on the one hand, and the Purchaser, on the other hand, will promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions contemplated by this Agreement, and will permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither the Seller, on the one hand, nor the Purchaser, on the other hand, will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The Seller, on the one hand, and the Purchaser, on the other hand, will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. The Seller, on the one hand, and the Purchaser, on the other hand, will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(c)    The Seller will promptly notify the Purchaser of any written communication it or any of its Affiliates receives from any Person (other than a Governmental Authority) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

Section 5.5    Supplements to Disclosure Schedules. The Seller may, from time to time prior to the Closing by written notice to the Purchaser, supplement the Seller Disclosure Schedule or add a schedule to the Seller Disclosure Schedule (such added schedule to be deemed a supplement hereunder) in order to disclose any matter which, if occurring prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or to correct any inaccuracy or breach in the representations and warranties made by the Seller in this Agreement. Subject to this Section 5.5, none of such supplements to the Seller Disclosure Schedule will be deemed to cure the representations and warranties to which such matters relate with respect to the satisfaction of the conditions set forth in Section 6.1(a) or otherwise affect any other term or condition contained in this Agreement; provided, however, that, unless the Purchaser delivers a notice of termination with respect to such matter as contemplated by Section 7.1(a)(ii) (to the extent the Purchaser is entitled to deliver such notice pursuant to Section 7.1(a)(ii)) within ten (10) Business Days of the receipt by the Purchaser of any supplement to the Seller Disclosure Schedule pursuant to this Section 5.5, the Purchaser will be deemed to have waived any and all rights to terminate this Agreement pursuant to Section 7.1(a)(ii) or otherwise arising out of or relating to the contents of such supplement and the resulting breach or breaches of the representations and warranties and the Purchaser will be deemed to have accepted the contents of such supplement for all purposes of this Agreement; and provided, further, that from and after the Closing, the Seller will have no Liability for any inaccuracy or breach in the representations and warranties made by the Seller in this Agreement for any matters disclosed on the Seller Disclosure Schedule, as supplemented or amended by the Seller prior to the Closing.

Section 5.6    Confidentiality.

(a)    Effective upon the Closing, the Confidentiality Agreement dated as of January 31, 2018 between the Seller and Pernix Therapeutics, LLC shall terminate.

(b)    Following the Closing, the Seller will, and will instruct its directors, officers, employees and advisors to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information, except to the extent that such Confidential Information: (a) must be disclosed in connection with the obligations of the Seller pursuant to this Agreement; (b) can be shown to have been in the public domain through no fault of the Seller, any of its Affiliates or any of their respective representatives; (c) becomes a matter of public record as required by the Chapter 11 Case and filings made with the Bankruptcy Court with respect thereto; or (d) was later lawfully acquired by the Seller from sources other than those related to its prior ownership of the Business. Notwithstanding the foregoing, in no event will this Section 5.6 limit or otherwise restrict the right of the Seller to disclose such Confidential Information: (i) to its and its Affiliates’ respective directors, officers, employees, agents and advisors to the extent reasonably required to facilitate any delivery or performance of this Agreement; (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement; or (iii) as otherwise required by applicable Law.

Section 5.7    Public Announcements. Prior to the Closing, neither the Purchaser, on the one hand, nor the Seller, on the other hand, will issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or by any listing agreement with any national securities exchange. Prior to issuing any such press release or making any such other public announcement as required by applicable Law or listing agreement with any national securities exchange and without the other party’s prior written approval, the disclosing party will give the other party a copy of the proposed press release or other public announcement and reasonable opportunity to comment on the same.

Section 5.8    Further Actions. Subject to the other express provisions of this Agreement, upon the request of either the Purchaser, on the one hand, or the Seller, on the other hand, the other party will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 5.9    Bulk Transfer Laws. The Seller shall ensure that the Sale Order shall provide either that (a) the Seller has complied with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement or (b) compliance with such Laws described in clause (a) is not necessary or appropriate under the circumstances.

Section 5.10    Bankruptcy Court Matters.

(a)    The Purchaser and the Seller will use their respective good faith and commercially reasonable efforts to cause the Sale Order to become a Final Order as soon as practicable after its entry.

(b)    The Seller shall:

(i)    cause the Bankruptcy Court to hold the Sale Hearing and enter the Sale Order by 11:59 p.m. prevailing Eastern time on or before June 28, 2018; and

(ii)    consummate the Closing as promptly as practicable after entry of the Sale Order, but in no event later than 11:59 p.m. prevailing Eastern time on or before July 13, 2018 (the “Outside Date”).

(c)    The Seller will provide the Purchaser with a reasonable opportunity to review and comment upon all motions, applications, petitions, schedules and supporting papers relating to the transactions contemplated by this Agreement prepared by the Seller (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Case. All motions, applications, petitions, schedules and supporting papers prepared by the Seller and relating to the transactions contemplated by this Agreement to be filed on behalf of the Seller after the date hereof must be reasonably satisfactory in form and substance to the Purchaser. The Seller shall use commercially reasonable efforts to obtain entry of the Sale Order. From and after the date hereof, the Seller shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Sale Order.

(d)    The Seller will promptly take such actions as are reasonably requested by the Purchaser to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by the Seller of its obligations under this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered in connection with the transactions contemplated by this Agreement and demonstrating that the Purchaser is a good faith buyer under section 363(m) of the Bankruptcy Code.

(e)    If an appeal is taken, or petition for certiorari or motion for rehearing or re-argument filed, or a stay pending appeal is requested from either the Bidding Procedures Order or the Sale Order, the Seller will promptly notify the Purchaser of such appeal, petition, motion or stay request and the Seller, with input from the Purchaser, will take all reasonable steps to defend against such appeal, petition, motion or stay request. Notwithstanding the foregoing, nothing in this Agreement precludes the parties from consummating the transactions contemplated by this Agreement if the Sale Order has been entered and has not been stayed and the Purchaser, in its sole discretion, waives in writing the condition set forth in Section 6.1(d) that the Sale Order be a Final Order.

(f)    The Seller and the Purchaser shall comply with all of their respective obligations under the Bidding Procedures Order and Sale Order (after the entry of such order by the Bankruptcy Court).

(g)    The Seller shall comply (or obtain an order waiving compliance) with all requirements under the Bankruptcy Code and Bankruptcy Rules in connection with obtaining approval of the transactions contemplated by this Agreement. The Seller shall serve on all required Persons, including: (i) all Persons who are known to possess or assert a Claim or Lien against or interest in the Purchased Assets; (ii) all applicable Governmental Authorities; (iii) all other Persons required by any order of the Bankruptcy Court, the Bankruptcy Code or the Bankruptcy Rules; and (iv) using commercially reasonable efforts to serve any other Persons that the Purchaser reasonably may request, any notice of the motions, hearings, or orders necessary to comply with its obligations under this Section 5.10 and to consummate the transactions contemplated hereby.

(h)    At any time prior to the Closing, subject to the consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed, the Purchaser may elect for the transfer and sale of the Purchased Subsidiaries’ assets to the Purchaser, together with amendments to this Agreement to reflect such transfer and sale (including the addition of the Purchased Subsidiaries as parties hereunder), in lieu of the Purchaser acquiring the Orexigen Ireland Shares from the Seller hereunder (the “Asset Option”); provided that it shall be deemed unreasonable for the Seller to withhold, condition or delay such consent unless the exercise of the Asset Option would result in (i) any non-de minimis economic impact to the Seller as a result of the Purchaser exercising the Asset Option compared to the Purchaser not exercising the Asset Option, or (ii) a delay to the consummation of the transactions contemplated by this Agreement beyond ten (10) Business Days. Nothing contained in this Section 5.10(h) shall be deemed to require the Seller or Orexigen Ireland to take any action in violation of that certain letter, dated March 12, 2018, from the Seller to Orexigen Ireland, relating to the DIP Loan Agreement and the sale of assets of Orexigen Ireland, or the DIP Loan Agreement, including the requirement that the Seller obtain the prior written consent of the Required DIP Lenders prior to selling any of Orexigen Ireland’s assets outside the ordinary course of business.

Section 5.11    Bankruptcy Court Approval; Break-Up Fee and Expense Reimbursement.

(a)    The Purchaser and the Seller acknowledge that, under the Bankruptcy Code, the sale of Purchased Assets is subject to approval of the Bankruptcy Court. The Purchaser and the Seller acknowledge that to obtain such approval, the Seller must demonstrate that it has taken reasonable steps to obtain the highest or best value possible for the Purchased Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Purchased Assets to prospective bidders, entertaining higher or better offers from qualified bidders and, if necessary, conducting an Auction and selling the Purchased Assets to another qualified bidder.

(b)    As consideration for substantial expenditures of time, effort and expense undertaken and continuing by the Purchaser (solely in its capacity as such) in connection with the completion of its due diligence review of the Business and the preparation, negotiation, and execution of this Agreement, the Seller acknowledges and agrees that: (i) subject to the entry of the Bidding Procedures Order, the Purchaser will be the stalking horse bidder at the Auction; (ii) the Seller will not participate in any negotiations for the purpose of naming any Person other than the Purchaser as the stalking horse bidder in the Auction, and subject to the entry of the Bidding Procedures Order, no Person other than the Purchaser will be the stalking horse bidder at the Auction; and (iii) the Seller will actively oppose any effort by any other Person to be the stalking horse bidder; provided, however, that consistent with its fiduciary duties to elicit the highest and best offer for the Purchased Assets and to conduct the Auction, notwithstanding any provision in this Agreement to the contrary, the Seller and its representatives and Affiliates may, following the entry of the Bidding Procedures Order, solicit, encourage and negotiate higher or better offers for the Purchased Assets under the terms of the Bidding Procedures Order.

(c)    The Seller’s obligation to pay the Break-Up Fee and the Expense Reimbursement pursuant to Section 7.3 shall survive termination of this Agreement and shall constitute an administrative expense of the Seller under section 503(b) of the Bankruptcy Code.

Section 5.12    Assumption & Rejection of Executory Contracts.

(a)    Schedule 3.8 of the Seller Disclosure Schedule sets forth a list of all Contracts to which the Seller is a party. Schedule 5.12(a)(ii) (the “Contract & Cure Schedule”) sets forth a list of all Executory Contracts that the Purchaser has advised the Seller it wants the Seller to assume and assign to the Purchaser under section 365 of the Bankruptcy Code and in accordance with Section 5.12(b) below, which the Purchaser will provide to the Seller not later than May 31, 2018. The Cure Amounts in respect of each Executory Contract are also set forth in the Contract and Cure Schedule. From the date of this Agreement until the conclusion of the Auction, or if the Purchaser is designated as the Successful Bidder at the Auction, at any time prior to the Closing, the Purchaser, in its sole and absolute discretion, may amend the Contract & Cure Schedule to add or remove any Executory Contract in accordance with the conditions concerning notice and service to contract counterparties set forth in the Bidding Procedures and Bidding Procedures Order. Unless the Bankruptcy Court orders otherwise, each Executory Contract included on the Contract & Cure Schedule will be deemed to have been assigned to the Purchaser and become an Assumed Contract on the date (the “Assumption Effective Date”) that is the later of: (i) the Closing Date, or (ii) contemporaneously with the resolution of any objections to the assumption and assignment of such Executory Contract or to a proposed Cure Amount.

(b)    Subject to Section 5.19, each Executory Contract that is listed on Schedule 3.8 of the Seller Disclosure Schedule but not the Contract & Cure Schedule will be rejected by the Seller, subject to approval by the Bankruptcy Court. Each Executory Contract that is listed on Schedule 3.8 of the Seller Disclosure Schedule but not the Contract & Cure Schedule will be deemed to be an Excluded Contract under this Agreement.

(c)    The Seller and the Purchaser will comply with the procedures set forth in the Assumption Procedures and the Bidding Procedures Order with respect to the assumption and assignment or rejection of any Executory Contract pursuant to, and in accordance with, this Section 5.12.

(d)    No designation of any Executory Contract for assumption and assignment or rejection in accordance with this Section 5.12, the Bidding Procedures, the Bidding Procedures Order or the Sale Order will give rise to any right to any adjustment to the Purchase Price.

(e)    If prior to the Closing, it is discovered that a Contract should have been listed on Schedule 3.8 of the Seller Disclosure Schedule but was not so listed (any such Contract, a “Previously Omitted Contract”), the Seller shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), notify the Purchaser in writing of such Previously Omitted Contract and provide the Purchaser with a copy of such Previously Omitted Contract and the Cure Amount (if any) in respect thereof. The Purchaser shall thereafter deliver written notice to the Seller, no later than five (5) Business Days following such notice of such Previously Omitted Contract from the Seller, if the Purchaser elects to so include such Previously Omitted Contract on the Contract & Cure Schedule.

(f)    If the Purchaser includes a Previously Omitted Contract on the Contract & Cure Schedule in accordance with Section 5.12(f), the Seller shall file and serve a notice on the contract counterparties to such Previously Omitted Contract notifying such counterparties of the Seller’s intention to assume and assign to the Purchaser such Previously Omitted Contract, including the proposed Cure Amount (if any). Such notice shall provide such contract counterparties with ten (10) Business Days to object, in writing, to the Seller and the Purchaser to the assumption of its Contract. If such counterparties, the Seller and the Purchaser are unable to reach a consensual resolution with respect to the objection, the Seller will seek an expedited hearing before the Bankruptcy Court to seek approval of the assumption and assignment of such Previously Omitted Contract. If no objection is timely served on the Seller and the Purchaser, then such Previously Omitted Contract shall be deemed assumed by the Seller and assigned to the Purchaser pursuant to the Sale Order. The Seller and the Purchaser shall execute, acknowledge and deliver such other instruments and take commercially reasonable efforts as are reasonably practicable for the Purchaser to assume the rights and obligations under such Previously Omitted Contract.

Section 5.13    Back-Up Bidder. If an Auction is conducted, and the Seller does not choose the Purchaser as the Successful Bidder, but instead chooses the Purchaser as the bidder as having submitted the next highest or otherwise best bid at the conclusion of such Auction (the “Back-Up Bidder”), the Purchaser shall be the Back-Up Bidder. If the Purchaser is chosen as the Back-Up Bidder, the Purchaser shall be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Purchaser prior to or at the Auction) open and irrevocable until the earlier of: (i) the date of closing on the sale of the Purchased Assets to the Successful Bidder; and (ii) twenty-five (25) Business Days following the date the order approving the sale of the Purchased Assets to the Successful Bidder shall have become a Final Order (such date, the “Back-Up Period”); provided, however, that if the Successful Bidder shall fail to close on its purchase of the Purchased Assets within the period set forth above, the Back-Up Bidder shall be deemed to be the Successful Bidder and the Seller will be authorized, without further order of the Bankruptcy Court, to, and the Back-Up Bidder shall, consummate the transactions contemplated by this Agreement within ten (10) Business Days of becoming the Successful Bidder on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Purchaser prior to or at the Auction).

Section 5.14    Post-Auction Supplement. Following the conclusion of the Auction, the Seller will promptly file with the Bankruptcy Court a supplement (the “Supplement”) that will inform the Bankruptcy Court of the results of the Auction. The Supplement will identify, among other things: (a) the Successful Bidder as the proposed purchaser of the Purchased Assets; (b) the amount and form of consideration to be paid by the Successful Bidder for the Purchased Assets; (c) the Assumed Liabilities to be assumed by the Successful Bidder; (d) the Executory Contracts to be assumed by the Seller and assigned to the Successful Bidder, or the Seller’s rights and interests therein to be sold and transferred to the Successful Bidder, as the case may be; and (e) the Executory Contracts designated to be rejected by the Seller. The Supplement will also include similar information relating to the Back-Up Bidder and its bid. In addition, the Seller will attach to the Supplement: (i) the proposed or revised proposed Sale Order, with any revisions necessary to reflect the results of the Auction, approving the Sale to the Successful Bidder; (ii) a copy of this Agreement, with any amendments necessary to reflect the results of the Auction; and (iii) any additional information or documentation relevant to the Successful Bidder. The Seller will file the Supplement on the docket for the Chapter 11 Case as promptly as is reasonably practicable prior to the Sale Hearing, but will not be required to serve the same on any parties-in-interest in the Chapter 11 Case.

Section 5.15    Payments Received. The Seller, on the one hand, and the Purchaser, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which belongs to the other and will account to the other for all such receipts. Without limiting the generality of the foregoing, the Seller (prior to the entry by the Bankruptcy Court of an order confirming a Chapter 11 plan or dismissing the Chapter 11 Case, and at the sole cost of the Purchaser) agrees to cooperate with the Purchaser, at the sole cost of the Purchaser, to inform parties owing payments to the Business after the Closing that constitute Purchased Assets (the “Business Payments”) of the accounts of the Purchaser that should receive such Business Payments following the Closing and otherwise reasonably assist the Purchaser to ensure that such Business Payments are made to such accounts. The Seller, on the one hand, and the Purchaser, on the other hand, hereto hereby agrees that any payments mistakenly received by it or its respective Affiliates shall be promptly transferred and delivered back to the other party or its Affiliate, as applicable.

Section 5.16    Cessation of Use of Acquired Intellectual Property. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, (a) the Seller acknowledges and agrees that, from and after the Closing, the Seller shall not have any right, title or interest in or to any Acquired Intellectual Property (including any Seller Names and Marks) and (b) from and after the Closing, the Seller shall cease and discontinue any and all use or other exploitation of any and all Acquired Intellectual Property (including all Seller Names and Marks).

Section 5.17    Transfer of Permits and Governmental Authorizations. From and after the date hereof, the Seller, on the one hand (subject to the availability of funds for such purpose), and the Purchaser, on the other hand, shall, and shall cause their respective Affiliates to, reasonably cooperate to transfer to Purchaser as of the Closing (or as soon as reasonably practicable thereafter) all Governmental Authorizations included in the Purchased Assets necessary for the import, manufacture, distribution, marketing and sale by the Purchaser of the products of the Business under applicable Law; provided that (a) any reasonable, documented out-of-pocket costs associated with such cooperation by the Seller after the Closing (including the pro rata portion of the costs of any employee directly providing such cooperation after the Closing, as determined by the amount of time dedicated by such employee to such cooperation as a proportion of all time dedicated by such employee to the Seller) shall be borne by the Purchaser and (b) nothing in this Section shall be deemed to require the Seller to remain a debtor in the Chapter 11 Case or maintain its corporate existence for any period of time beyond 30 days after the Closing Date; provided that the foregoing shall not be deemed to require the Seller to take any action in violation of the DIP Loan Agreement.

Section 5.18    Intercompany Accounts. Any intercompany Contract and account between the Seller, on the one hand, and Orexigen Ireland or any Subsidiary thereof, on the other hand, as of the Closing, may at the Purchaser’s election be either: (a) terminated and settled in a manner reasonably satisfactory to the Purchaser (irrespective of the terms of payment of such intercompany accounts) prior to the Closing without any remaining Liability or obligation to the Purchaser or Orexigen Ireland or any of its Subsidiaries from and after the Closing, except for any such Contracts set forth on Schedule 5.18, which shall be provided to the Seller not later than three (3) Business Days prior to the Closing, including, if the Purchaser so elects in good faith, the Seller cooperating with the Purchaser to take any action in connection with any such account reasonably requested by the Purchaser for the purpose of reducing or eliminating any Liability to a Purchased Subsidiary or any of its Affiliates relating to the termination or settlement of such account; or (b) reinstated; provided, however, that (i) any additional out-of-pocket costs of the Seller incurred in connection with the Seller taking any such actions as compared to the Seller terminating such intercompany accounts payable to the Seller for no consideration shall be at the sole cost of the Purchaser and (ii) nothing in this Section shall be deemed to require the Seller to remain a debtor in the Chapter 11 Case or maintain its corporate existence for any period of time beyond 30 days after the Closing Date; provided that the foregoing shall not be deemed to require the Seller to take any action in violation of the DIP Loan Agreement.

Section 5.19    Excluded Contracts. From and after the Closing, the Purchaser may, at its sole discretion and at its sole expense, request for the Seller to maintain in effect any Excluded Contract for up to three (3) months after the Closing for the purposes of passing through the benefits of such Excluded Contract to the Purchaser, and (i) the Seller shall consider in good faith any such request and use commercially reasonable efforts to maintain in effect such Excluded Contract and not reject such Excluded Contract, (ii) the Purchaser and the Seller shall use commercially reasonable efforts to agree on arrangements for the purposes of passing through the benefits of such Excluded Contract to the Purchaser, and (iii) any such arrangements described in the foregoing shall be at the sole expense of the Purchaser (including all statutory and other costs required to be paid or otherwise incurred in the Chapter 11 Case, counsels’ fees and expenses, to the extent such costs would not have been incurred but for this Section 5.19, and the pro rata portion of the costs of any employee directly involved in such arrangements after the Closing, as determined by the amount of time dedicated by such employee to such arrangements as a proportion of all time dedicated by such employee to the Seller); provided, however, nothing in this Section shall be deemed to require the Seller to remain a debtor in the

Chapter 11 Case or maintain its corporate existence for any period of time beyond 30 days after the Closing Date; provided that the foregoing shall not be deemed to require the Seller to take any action in violation of the DIP Loan Agreement.

Section 5.20    Annual Report. The Seller shall (i) cause Orexigen Ireland to file Orexigen Ireland’s 2016 Annual Report with the Companies Registration Office in Ireland as promptly as reasonably practicable after the date hereof and in any case no later than five Business Days prior to the Closing Date, (ii) provide the Purchaser with evidence reasonably satisfactory to the Purchaser of such filing set forth in clause (i), and (iii) promptly notify the Purchaser of any correspondence received by any Seller Company from the Companies Registration Office in Ireland.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1    Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the Purchaser becoming the Successful Bidder (whether following the conclusion of the Auction or thereafter as a result of the Successful Bidder failing to close) and to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in its sole and absolute discretion):

(a)    Accuracy of Representations and Warranties. (i) Each of the Fundamental Representations (disregarding all materiality and “Material Adverse Effect” or similar qualifiers contained therein for this purpose) must be true and correct in all material respects as of the Closing (other than representations and warranties which by their terms are made as of a specific date, which shall have been true and correct in all material respects as of such date), and (ii) the representations and warranties of the Seller in Article 3 (other than the Fundamental Representations) must be true and correct in all respects as of the Closing (other than representations and warranties which by their terms are made as of a specific date, which shall have been true and correct in all respects as of such date), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct (disregarding all materiality and “Material Adverse Effect” or similar qualifiers contained therein for this purpose) has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b)    Performance of Covenants. All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)    No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement;

(d)    Sale Order. The Sale Order must be a Final Order and must be in form and content satisfactory to the Purchaser;

(e)    No Material Adverse Effect. There shall not have occurred any event or occurrence (regardless of whether such event or occurrence constitutes a breach of any representation, warranty, or covenant of the Seller under this Agreement) after the date of this Agreement which has had, or would reasonably be expected to have, a Material Adverse Effect; and

(f)    Transaction Documents. The Seller must have delivered or caused to be delivered each document under Section 2.9(a).

Section 6.2    Conditions to the Obligations of the Seller. The obligation of the Seller to perform any obligations hereunder, including to consummate the transactions contemplated by this Agreement, is subject to the Purchaser becoming the Successful Bidder (whether following the conclusion of the Auction or thereafter as a result of the Successful Bidder failing to close) and to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a)    Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in Article 4 must be true and correct in all respects as of the Closing (other than representations and warranties which by their terms are made as of a specific date, which shall have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (disregarding all materiality qualifiers contained therein for this purpose) has not had, and would not reasonably be expected to have, a material adverse effect on the Purchaser’s ability to timely complete the transactions contemplated by this Agreement;

(b)    Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)    No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement;

(d)    Sale Order. The Sale Order must be a Final Order and must be in form and content satisfactory to the Seller; and

(e)    Transaction Documents. The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.9(b) requires it to deliver.

ARTICLE 7

TERMINATION

Section 7.1    Termination Events.

(a)    This Agreement may, by written notice given before the Closing, be terminated:

(i)    by mutual consent of the Purchaser and the Seller;

(ii)    by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if there has been a breach of any of the Seller’s representations, warranties or covenants contained in this Agreement which would result in the failure of the condition set forth in Section 6.1(a) or Section 6.1(b), as applicable, to be satisfied, and which breach has not been cured within ten (10) days after written notice of such breach has been delivered to the Seller from the Purchaser or cannot be cured by the Outside Date;

(iii)    by the Seller (so long as the Seller is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if there has been a breach of any of the Purchaser’s representations, warranties or covenants contained in this Agreement which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied, and which breach has not been cured within ten (10) days after written notice of such breach has been delivered to the Purchaser from the Seller or cannot be cured by the Outside Date;

(iv)    by either the Purchaser or the Seller, if there is in effect a nonappealable final Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(iv) will not be available to any party whose failure to fulfill any covenant or obligation under this Agreement is the cause of or resulted in the action or event described in this Section 7.1(a)(iv) occurring; or

(v)    by the Purchaser if (a) the Chapter 11 Case is dismissed or converted into a case under chapter 7 of the Bankruptcy Code or (b) an examiner with expanded powers or trustee is appointed in the Chapter 11 Case.

(b)    This Agreement shall terminate automatically in the event that (i) an Alternative Transaction has been consummated following approval by the Bankruptcy Court, (ii) the Purchaser is not chosen at the Auction to be the Successful Bidder or the Back-Up Bidder or (iii) the Purchaser is chosen at the Auction to be the Back-Up Bidder, upon the expiration of the Back-Up Period.

Section 7.2    Effect of Termination.

(a)    If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any other party or its Affiliates, except that Section 5.7 (Public Announcements), Section 5.13 (Back-Up Bidder), Section 7.3 (Termination Payment), Article 10 (General Provisions) (except for Section 10.11 (Specific Performance)) and this Section 7.2 shall remain in full force and survive any termination of this Agreement. Notwithstanding the foregoing and subject to Section 7.3, in the event this Agreement is terminated by a party because of the knowing and intentional breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s knowing and intentional failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal rights and remedies hereunder and under applicable Law will survive such termination unimpaired.

Section 7.3    Termination Payment. Subject to approval of the Bankruptcy Court, in consideration of the substantial commitment of time and resources by the Purchaser to the preparation, negotiation, execution and performance of this Agreement, in the event that this Agreement is terminated or if the transactions hereby are not consummated for any reason except (x) a termination by the Purchaser and the Seller pursuant to Section 7.1(a)(i) or (y) by the Seller pursuant to Section 7.1(a)(iii), subject to the Purchaser having complied with its obligations as Back-Up Bidder under Section 5.13 (if applicable), the Seller shall promptly (but no event later than two (2) Business Days following such termination) pay to the Purchaser an amount equal to a breakup fee equal to $3,500,000 (the “Break-Up Fee”) and all reasonable and documented costs and out of pocket expenses incurred by the Purchaser in connection with this Agreement up to $2,000,000 (the “Expense Reimbursement”). Subject to approval of the Bankruptcy Court in the Bidding Procedures Order, the Break-Up Fee and Expense Reimbursement shall have first priority administrative expense claim status without the need for any further application or motion of the Seller or the Purchaser, or the entry of any further order of the Bankruptcy Court. The parties agree that the amount of actual damages which the Purchaser would suffer as a result of a termination of this Agreement as contemplated by this Section 7.3 would be extremely difficult to determine and have agreed that the amount of the Break-Up Fee and Expense Reimbursement is a reasonable estimate of the Purchaser’s damages and is intended to constitute a fixed amount of liquidated damages in lieu of other remedies available to the Purchaser and is not intended to constitute a penalty.

ARTICLE 8

NO SURVIVAL

Section 8.1    No Survival of Representations and Warranties and Certain Covenants. Each of the representations, warranties and covenants (other than covenants that, by their terms, survive the Closing or termination of this Agreement) in this Agreement or any agreement or certificate to be executed or delivered in connection with the transactions contemplated by this Agreement shall terminate at the Closing or upon termination of this Agreement pursuant to Section 7.1 and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any such representation, warranty or covenant hereunder, subject to Section 7.2.

ARTICLE 9

TAX MATTERS

Section 9.1    Transfer Taxes. Any sales, use, ad valorem, property, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, including expenses and fees relating to registering Acquired Intellectual Property in the name of the Purchaser or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or the Seller, shall be borne 50% by the Seller and 50% by the

Purchaser. The amount of Transfer Taxes shall be estimated as of the Closing Date and if any Transfer Taxes are due, the party hereto not responsible for paying to the applicable Tax authorities such Transfer Taxes shall pay their share (as determined under the first sentence of this Section 9.1) to the other party hereto at the Closing, who shall in turn provide to the other party hereto evidence of timely payment of such Transfer Taxes; provided, however that final payments with respect to the Transfer Taxes that are not able to be calculated as of the Closing Date shall be calculated promptly after the Closing, and the party hereto not responsible for paying to the applicable Tax authorities such additional Transfer Taxes shall, as soon as practicable after such calculation has been determined, pay their share (as determined under the first sentence of this Section 9.1) to the other party hereto, who shall in turn provide to the other party hereto evidence of timely payment of such additional Transfer Taxes. Any Tax Returns that must be filed in connection with any Transfer Taxes will be prepared by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Law under and according to which the respective Tax Returns are due to be filed; provided, however, that the preparing party will deliver such Tax Returns for the other party’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least ten (10) Business Days prior to the applicable due date. The parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes.

Section 9.2    Proration items. Personal property Taxes, real property Taxes and other similar Taxes (the “Proration Items”) with respect to the Purchased Assets for any Taxable period beginning before the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between the Purchaser and the Seller as of the Closing Date. The amount of the Proration Items attributable to the Seller shall be equal to the amount of Tax for the period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the period through and including the Closing Date and the denominator of which shall be the entire number of days in the period. For purposes of allocating all other Taxes (including income Taxes of the Purchased Subsidiaries) (“Non-Proration Items”) with respect to the Purchased Assets for any Straddle Period, such Taxes shall be allocated between the pre-Closing portion of such Straddle Period and the post-Closing portion of such Straddle Period based on an interim closing of the books at the end of the day on the Closing Date. The Seller shall bear any Non-Proration Items allocable to the pre- Closing portion of any Straddle Period and any other unpaid Taxes with respect to the Purchased Assets for Tax periods ending on or prior to the Closing Date (such Non-Proration Items and other pre-Closing Date Taxes, “Other Seller Taxes”). The amount of all such Proration Items attributable to the Seller and the amount of any Other Seller Taxes shall be estimated as of the Closing Date and deducted from the Purchase Price at the Closing; provided, however that final payments with respect to the Proration Items or Other Seller Taxes that are not able to be calculated as of the Closing Date shall be calculated and the Seller (or any successor thereof or any estate) shall pay over any additional amount as soon as practicable after the Closing Date, but no later than five (5) Business Days after determination of such additional amounts.

Section 9.3    Tax Sharing Agreements. Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by the Seller or any of its Affiliates, on the one hand, and the Purchased Subsidiaries, on the other hand, shall be terminated as to the Purchased Subsidiaries as of the Closing Date, and no payments which are owed by the Purchased Subsidiaries pursuant thereto shall be made thereunder. After the Closing Date, neither the Seller nor any of its Affiliates, on the one hand, or the Purchased Subsidiaries, on the other hand, shall have any further rights or liabilities thereunder with respect to the other party or parties.

Section 9.4    338(g) Election. The Purchaser shall be permitted, at its sole discretion, to make an election under Section 338(g) of the Code (or any analogous provision of state or local Law) with respect to the purchase of the stock of any Purchased Subsidiary that is classified as a corporation for U.S. federal income tax purposes.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1    Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when: (a) delivered, if delivered personally or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or by email; or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):

If to the Seller:

Orexigen Therapeutics, Inc.

3344 North Torrey Pines Court, Suite 200

La Jolla, CA, 92037

Attn:     Tom Lynch

email:    tlynch@orexigen.com

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Attn:	Christopher R. Donoho, III
Christopher R. Bryant
email:	chris.donoho@hoganlovells.com
chris.bryant@hoganlovells.com

If to the Purchaser:

Nalpropion Pharmaceuticals, Inc.

10 North Park Place

Morristown, NJ 07960

Attn: Kenneth R. Piña

Email: kpina@pernixtx.com

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Michael Davis

email: michael.davis@davispolk.com

Brown Rudnick, LLP

Seven Times Square

New York, NY 10036

Attn: Steven B. Levine

email: SLevine@brownrudnick.com

Section 10.2    Amendment. Except as otherwise expressly contemplated by this Agreement, this Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party hereto and that identifies itself as an amendment to this Agreement.

Section 10.3    Waiver and Remedies. The parties may, but are not required to: (a) extend the time for performance of any of the obligations or other acts of the other party to this Agreement; (b) waive any inaccuracies in the representations and warranties of the other party to this Agreement contained in this Agreement; or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Subject to Section 5.5, (i) Any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Notwithstanding anything to the contrary herein, any deadline set forth in this Agreement that does not fall on a Business Day shall automatically be extended to the next Business Day.

Section 10.4    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement.

Section 10.5    Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors (including any trustee, receiver, receiver-manager, interim receiver or monitor or similar officer appointed in any respect of the Seller under chapter 11 or chapter 7 of the Bankruptcy Code and any entity appointed as a successor to the Seller pursuant to a confirmed chapter 11 plan). No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. The Purchaser may designate one or more Affiliates, including any special purpose entities that may be organized by the Purchaser for such purpose, to take title to the Purchased Assets or any portion thereof and operate the business going forward, and upon written notice to the Seller of any such designation by the Purchaser, the Seller agrees to execute and deliver all instruments of transfer with respect to the Purchased Assets directly to, and in the name of, the Purchaser’s designees. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as may inure to a successor or permitted assignee under this Section 10.5.

Section 10.6    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Law.

Section 10.7    Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3. The disclosure in any section or paragraph of the Seller Disclosure Schedule, and those in any amendment or supplement thereto, shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section or paragraph of Article 3, except to the extent that: (a) such information is cross-referenced in another part of the Seller Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation or warranty of the Seller in Article 3.

Section 10.8    Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either party because that party or its attorney drafted the provision.

Section 10.9    Expenses. Except as otherwise provided herein, each party will pay its own direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 10.10    Limitation on Liability. Notwithstanding any other provision of this Agreement to the contrary, in no event will any party or any of its Affiliates be liable for any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales) in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement, regardless of whether the nonperforming party was advised of the possibility of such damages or not.

Section 10.11    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by either party in accordance with such party’s specific terms or were otherwise breached by such party. The parties accordingly agree that, prior to the termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which a non-breaching party is entitled at law or in equity, the non-breaching party is entitled to injunctive relief to prevent breaches of this Agreement by the breaching party and otherwise to enforce specifically the provisions of this Agreement against the breaching party; provided that, the non-breaching party shall only be entitled to injunctive relief if such non-breaching party is not otherwise in breach of this Agreement or if the breaching party is not otherwise entitled to terminate this Agreement. Each party expressly waives any requirement that the other party obtains any bond or provides any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.12    Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF COMPETENT JURISDICTION LOCATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE BANKRUPTCY COURT (FOR SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION) AND EACH OF THE PARTIES HERETO IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, GENERALLY AND UNCONDITIONALLY, AND WAIVES ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO

IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT HEREBY. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASE AND SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT.

Section 10.13    No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party hereto (a) to bind or commit, or to act as an agent, employee or legal representative of, any other party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of any other party. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.13.

Section 10.14    Counterparts; Signatures. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

Section 10.15    Preservation of Records; Post-Closing Access and Cooperation.

(a)    For a period equal to the lesser of: (i) eighteen (18) months after the Closing Date; and (ii) the closing of the Chapter 11 Case by the Bankruptcy Court (the “Post-Closing Access and Cooperation Period”), the Purchaser shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records in its possession that are Purchased Assets (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the operation of Business and the Purchased Assets prior to the Closing Date.

(b)    During the Post-Closing Access and Cooperation Period, subject to existing confidentiality agreements and upon reasonable advance notice from the Seller (or its designee or successor), the Purchaser shall afford promptly to the Seller and its representatives (or its designee or successors, which may include the trustee of a liquidating trust) reasonable access during normal business hours to the offices, facilities, books, records, officers and employees of the Business as reasonably requested by the Seller for the purpose of winding-up its affairs and finalizing the administration of the Chapter 11 Case or in furtherance of the purposes set forth herein; provided, that such access does not unreasonably interfere with the Purchaser’s business operations. During the Post-Closing Access and Cooperation Period, the Purchaser shall permit former employees of the Seller to cooperate with the Seller (or, its designee or successors) after the Closing, in furnishing information, testimony and other reasonable assistance with respect to the Business or Purchased Assets for periods prior to the Closing Date in connection with any action or proceeding relating to the Chapter 11 Case or in furtherance of the purposes set forth herein; provided, that such access does not unreasonably interfere with the Purchaser’s business operations.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLER:

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Michael Narachi
Name:	Michael Narachi
Title:	Chief Executive Officer

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

NALPROPION PHARMACEUTICALS, INC.

By:	/s/ Kenneth R. Pina
Name:	Kenneth R. Pina
Title:	President